As filed with the Securities and Exchange Commission on August 13, 2004
                                                      Registration No. 333-_____

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       POWERHOUSE TECHNOLOGIES GROUP, INC.
                 (Name of small business issuer in its charter)

       Delaware                   7372                    94-3334052
(State or jurisdiction      (Primary Standard          (I.R.S. Employer
  of incorporation or          Industrial            Identification No.)
     organization)         Classification Code
                                 Number)

                          2694 Bishop Drive, Suite 270
                          San Ramon, California, 94583
                                 (925) 328-1100
          (Address and telephone number of principal executive offices and principal place of business)

                                   Jay Elliot
                          2694 Bishop Drive, Suite 270
                          San Ramon, California, 94583
                                 (925) 328-1100
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                             Gerald A. Eppner, Esq.
                        Cadwalader, Wickersham & Taft LLP
                                 100 Maiden Lane
                               New York, NY 10038

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made under Rule 434 under the Securities Act of 1933, as amended, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

Title of each                     Proposed maximum    Proposed maximum   Proposed maximum
class of securities                 Dollar amount      offering price    aggregate offering     Amount of
to be registered                  to be registered        per unit             price         registration fee
-------------------------------   -----------------   ----------------   -----------------   ----------------
Common Stock, $0.0001 par value  $29,397,696(1) (2)        $3.55               $29,397,696        $3,725

(1) Includes: (i) 3,711,433 shares of Common Stock issuable upon conversion of the Company's Series A Senior Convertible Preferred Stock that were issued in connection with the Senior A Units Offering completed in August 2004; (ii) 1,212,608 shares of Common Stock issuable upon exercise of five-year warrants that were issued in connection the Senior A Units Offering completed in August 2004; (iii) 113,900 shares of Common Stock issuable upon exercise of five-year warrants that were issued to Middlebury Capital, LLC in connection with the placement agent agreement between the Company and Middlebury Capital, LLC dated April 7, 2004; (iv) 264,775 shares of Common Stock issuable upon the conversion of shares of the Company's Series A Senior Convertible Preferred Stock, which shares are issuable upon exercise of five-year warrants that were issued to Middlebury Capital, LLC in connection with the placement agent agreement between the Company and Middlebury Capital, LLC, dated April 7, 2004 and (v) the re-sale of 217,978 shares of Common Stock issued in connection with the acquisition of First Person Software, Inc. completed in July 2004. Pursuant to the terms of a registration rights agreement between the Company and certain purchasers of the Company's Series A Senior Units, the Company agreed to register 1.5 times the sum of the foregoing securities.

(2) Includes an indeterminate number of additional shares of Common Stock issuable to the holders of the Company's Series A Senior Convertible Preferred Stock if the Company elects to pay annual dividends on the Series A Senior Convertible Preferred Stock in "kind" rather than in cash.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 13, 2004

                       POWERHOUSE TECHNOLOGIES GROUP, INC.

                                     [LOGO]

                        8,281,041 Shares of Common Stock

This Prospectus relates to shares of common stock, par value $0.0001 per share (the "Common Stock"), of PowerHouse Technologies Group, Inc. (the "Company") being offered solely by the selling stockholders listed on page 12 of this Prospectus (the "Selling Stockholders"). The manner in which the shares of Common Stock will be offered from time to time by the Selling Stockholders is discussed under the caption "Plan of Distribution" beginning on page 12. These shares were, or prior to their sale will have been, acquired by the Selling Stockholders in connection with one or more of the following transactions:

        (i) On August 13, 2004, the Company completed a private placement of Series A Senior Units ("Senior A Units") comprised of a total of 3,711,433 shares of the Company's Series A Senior Convertible Preferred Stock (the "Senior A Preferred Stock") and five-year warrants (the "Senior A Preferred Warrants") to purchase 1,212,608 shares of the Company's Common Stock (the "Senior A Units Offering").

               This Prospectus includes the shares of Common Stock issuable to certain of the Selling Stockholders upon their conversion of the Senior A Preferred Stock and their exercise of the Senior A Preferred Warrants that were included in the Senior A Units purchased by them in the Senior A Units Offering.

        (ii) On April 7, 2004, the Company entered into a placement agent agreement with Middlebury Capital, LLC ("Middlebury Capital") in connection with the Senior A Units Offering, pursuant to which, and in conjunction with other underwriter compensation, Middlebury Capital was granted five-year warrants to purchase up to 113,900 shares of the Company's Common Stock (the "Common Placement Agent Warrants") and five-year warrants to purchase up to 264,775 shares of the Company's Senior A Preferred Stock (the "Preferred Placement Agent Warrants", and together with the Common Placement Agent Warrants, the "Placement Agent Warrants").

               This Prospectus includes the shares of Common Stock issuable to Middlebury Capital upon its exercise of the Placement Agent Warrants and upon conversion of Series A Preferred Stock issuable upon exercise of the Preferred Placement Agent Warrants.

        (iii) On June 18, 2004, the Company issued a total of 217,978 shares of the Company's Common Stock in connection with the Company's acquisition of those shares of First Person Software, Inc. ("First Person") that were not thereupon owned by the Company (the "FPS Merger").

               This Prospectus includes the shares of Common Stock issued to the stockholders of First Person in connection with the FPS Merger.

        (iv) This Prospectus includes an indeterminate number of shares of Common Stock that the Company may issue to the holders of the Senior A Preferred Stock if the Company elects to pay annual dividends on the Senior A Preferred Stock by issuing additional shares of that class, rather than cash (see the discussion under the caption "Description of Securities--Preferred Stock--Series A Senior Preferred Stock--Dividends" beginning on page 36.

The number of shares of Common Stock covered by this Prospectus, other than the shares issuable at the election of the Company to the holders of the Senior A Preferred Stock to pay annual dividends in "kind" rather than in cash, represents 65.24% of the Company's issued and outstanding Common Stock as of August 13, 2004, after giving effect to the conversion of all outstanding securities that are convertible into Common Stock and the exercise of warrants exercisable for Common Stock. The Company's capitalization may be materially affected by the outcome of the Proctor Litigation, a matter that is described under the captions "Legal Proceedings" beginning on page 32 and "Risk Factors--Litigation Risks" beginning on page 10.

The Selling Stockholders, Middlebury Capital and any underwriter, broker-dealer or agent that participates in the sale of the Common Stock or interests therein may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The Company is not selling any shares of Common Stock under this Prospectus and will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. However, the Company will receive the exercise price of the Senior A Preferred Warrants and Placement Agent Warrants if they are exercised by the Selling Stockholders, the proceeds of which will be used for working capital and general corporate purposes. Expenses of this offer, estimated to be $53,725, other than any discounts, commissions or similar fees charged in connection with the sale of any share of Common Stock offered hereby, will be borne by the Company.

The Company's Common Stock currently trades on the Pink Sheets under the symbol "PWHT." On August 12, 2004, the last reported sale price of our Common Stock on the Pink Sheets was $3.55 per share.

The Company is incorporated in Delaware. Our principal executives offices are located at 2694 Bishop Drive, Suite 270, San Ramon, California, 94583, and our telephone number is (925) 328-1100.

INVESTING IN OUR COMMON STOCK INVOLVES CONSIDERABLE RISK. SEE THE DISCUSSION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 13, 2004.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................4
FORWARD-LOOKING STATEMENTS.....................................................4
SUMMARY INFORMATION............................................................5
RISK FACTORS...................................................................6
DETERMINATION OF OFFERING PRICE...............................................11
SELLING STOCKHOLDERS..........................................................11
PLAN OF DISTRIBUTION..........................................................14
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................16
USE OF PROCEEDS...............................................................17
BUSINESS......................................................................17
PROPERTY......................................................................22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION.....................22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.................28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................30
EXECUTIVE COMPENSATION........................................................31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................32
LEGAL PROCEEDINGS.............................................................33
CAPITALIZATION................................................................33
DESCRIPTION OF SECURITIES.....................................................36
FINANCIAL STATEMENTS..................................................F-1 - F-16
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
   FINANCIAL DISCLOSURE.......................................................42
EXPERTS.......................................................................43
LEGAL MATTERS.................................................................43
INDEMNIFICATION OF OFFICERS AND DIRECTORS.....................................44
RECENT SALES OF UNREGISTERED SECURITIES.......................................44
EXHIBITS......................................................................46
UNDERTAKINGS..................................................................47

You should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information different from that which is contained in this Prospectus. This Prospectus may be used only where it is legal to sell these securities. The information in this Prospectus may only be accurate on the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of securities.

                       WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements including, without limitation, statements concerning the future of the industry in which we operate, our product development plans, our business strategy, financial estimates, continued acceptance of our products and dependence on significant distributors and customers. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", "continue" or the negative of such terms or other comparable terminology. You should not place undue reliance on our forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements made in this Prospectus. Forward-looking statements, particularly those concerning anticipated events relating to the development and marketing of our products and the timing or magnitude of those events, are inherently uncertain. The risk factors discussed below and other considerations noted throughout this Prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform forward-looking statements to actual results.

--------------------------------------------------------------------------------

Migo(R) is a registered trademark of the Company. Microsoft(R), Windows(R), Outlook(R), MSN(R), are all registered trademarks of Microsoft Corporation. Lotus Notes(R) is a registered trademark of Lotus Development Corporation. Linux(R), is a registered trademark of Linus Torvalds. Mac(R), is a registered trademark of Apple Computer, Inc. These trademarks appear in this Prospectus.

--------------------------------------------------------------------------------

                               SUMMARY INFORMATION

This summary highlights key aspects of the information contained elsewhere in this Prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire Prospectus carefully, especially the discussion of the risks associated with investing in our securities that appears under the caption "Risk Factors" beginning on page 6.

References to "we", "us", "our", "our company", "the Company" and "PowerHouse" refer to PowerHouse Technologies Group, Inc., together with its subsidiaries.

      The Company

The Company is in the business of developing, acquiring and marketing computing software and infrastructure technologies designed to improve the way mobile information is personalized, secured, carried and accessed. Currently, the Company offers one product, the Migo(R). The Company was founded in May 2002 as PowerHouse Studios, Inc. ("PowerHouse Studios"). On May 19, 2003, PowerHouse Studios completed a business combination with Agate Technologies, Inc., a publicly traded company that thereupon became the predecessor of the Company ("Agate"). Following that transaction, Agate effected a 1:122 reverse stock split and changed its name to "PowerHouse Technologies Group, Inc."

On June 18, 2004, the Company completed the FPS Merger, thereby acquiring the remaining 51% of First Person that it did not already own, in consideration of cash and shares of Common Stock (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" on page 25). First Person is the developer of a patent pending software system created for external memory technology and a key component of the Company's Migo product.

      Company Technology: the Migo(R)

The Company has developed the Migo, a compact personal computing system that combines the easy portability and functionality of Universal Serial Bus ("USB") memory-storage devices with the Company's advanced synchronization, personalization and data management software. The Company believes that, in a manner similar to that in which the cellular phone revolutionized the way that many people communicate, the Migo has the potential to change the way people work with and away from their personal computers, whether in the office, at home, or from other remote locations while traveling. Small enough to fit conveniently on a key chain, the Migo is designed to improve the mobile computing experience by allowing computer users to easily transport the personalized desktop environment of their personal computers (complete with the same files, Microsoft(R) Outlook(R) e-mail, Internet Explorer favorites, wallpaper, presentations, photos, MP3 audio files and/or various other features) and then access that same environment by displaying it on any other Windows-based computer. In addition, the Migo is designed so that once it has been disconnected from a non-native computer through which a user's personalized environment has been accessed, no trace of the user's computer environment or its data will be left behind on that machine.

The Migo was launched through channel and value-added reseller distributors ("VARs") in November 2003 and first sales have occurred. The Migo software currently supports the Microsoft(R) Windows(R) operating system (Win 98SE to XP) and Outlook(R) email program. The Company is developing new products and upgrades to operate on Linux(R) and Mac(R) platforms, as well as other email clients (for example, Exchange, MSN(R), Lotus Notes(R)).

Following the launch of the Migo in the US market last year, the Company received considerable positive press coverage, including coverage on major television channels (for example, CNN, CNBC, ABC), national and international newspapers (for example, The Wall Street Journal, The New York Times) and periodicals (for example, Business Week, Forbes, eWeek). The Company believes this favorable attention has helped the Company promote its product in its early stages.

The Migo has also received favorable recognition in the technologies-related industry and was reported in PC World's "Best USB Drive" product for 2004, Laptop Magazine Ultimate Choice's best "USB Memory Drive" for 2004, and "Best New Product Software" at the Exchange Tech Innovators 2003 Awards conference. In addition, the

Company was voted one of the "Ten Technology Companies to Watch" in the banking/finance industry by Bank Technology News in 2003.

The Company is in the process of researching and developing a range of Migo devices including larger capacity USB Mini Disks (2-5GB), USB watches, mobile cellular phones, PDAs and other mobile data communication platforms. The Company believes these products will have potential customized use across a broad range of industries, including healthcare, insurance, banking and financial services and education.

                                  RISK FACTORS

Investing in the Company's Common Stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this Prospectus, including our consolidated financial statements and related notes. The risks and uncertainties described below are those that we currently believe may materially affect the Company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect the Company. If any of the following risks actually occurs, or if other material risks arise, our business, operating results and financial condition could be materially adversely affected, the trading price of the Company's Common Stock could decline and you could lose all or part of your investment.

Recent and Expected Losses: The Company is a development stage company. Our business has produced limited revenues to date. We cannot reliably project continued revenues, and we expect to incur significant losses for an indefinite period of time.

The Company is a development stage company. The Company has never been profitable and has sustained substantial net losses from operations. There can be no assurance that we will ever generate significant revenues from our operating activities, or that the Company will achieve and sustain a profit during any future period, particularly if operations remain at current levels. Failure to achieve significant revenues or profitability would materially and adversely affect the Company's business, financial condition, and results of operations. For the fiscal year ended March 31, 2003, the Company incurred a net pre-tax loss of $2,327,360 and, for the fiscal year ended March 31, 2004, the Company incurred a net pre-tax loss of $6,397,293. The Company's auditors, Hein & Associates LLP, issued an opinion in connection with the Company's financial statements for the fiscal year ended March 31, 2004, noting that recurring losses raise substantial doubt about its ability to continue as a going concern.

Satisfaction of Current and Future Capital Requirements: The Company may not have sufficient working capital to fund our continued business, and we may be unable to obtain additional capital. If the Company does obtain additional capital, you may suffer significant dilution.

No assurance can be given that proceeds to the Company from the recently completed Senior A Units Offering will satisfy our capital requirements. The Company cannot provide assurances that it will be able to develop its business to the point of generating consolidated net operating profits and positive cash flows from operations. If funds from these sources are not sufficient to offset operating expenses, the Company would seek to institute cost-saving measures that would not only reduce overhead, but also curtail operations. The Company cannot assure that such measures, if implemented, will be sufficient to offset all of our operating expenses. If any capital subsequently raised from sales of securities is not sufficient to fund the balance of our operating expenses after we implement cost-cutting measures, the Company could be forced to discontinue certain operations or may be unable to continue as a going concern.

Any further issuance of additional equity securities by the Company to raise capital may be on terms that are detrimental to existing stockholders. In order to meet its capital requirements, the Company may continue to offer equity securities for sale, and existing stockholders may experience additional dilution. Any new equity securities we issue may have rights, preferences or privileges senior to those of existing holders of our equity securities.

Uncertain Market Acceptance: The Company may not be able to meet our product development objectives or market expectations.

The Company's business prospects are dependent upon our perceived market need for small, portable memory devices, suitable for linkage with all common computer hardware utilized by individual personal computer users. The Company has undertaken a limited independent market study to determine whether or not the market will accept such products. The Company's business will be subject to all the risks associated with introducing and marketing a new product or service.

Unproven and Evolving Business Model: The Company's technology and products are not fully developed, are not fully tested, and remain subject to significant uncertainty.

The Company launched its new USB portable drive in the quarter ended December 2003 and intends to extend this technology to specialized vertical market applications such as education, health care and banking. These applications will require customization for each specialized vertical market application to enhance usability to consumers. The Company is aware of similar products that are currently available and anticipates that any business model it develops will be subject to change. At this time, it is impossible for management to predict the degree to which consumers will demand such a product or whether any potential market will be large enough to provide any meaningful revenue or profit for the Company. Successful implementation of this business model may also require the Company to enter into partnerships with original equipment manufacturers ("OEMs") and software solutions providers. There can be no assurance that the Company will find OEMs or software solutions providers willing to partner with it.

Supply Relationships With and Dependence on Third Parties: The Company relies on third parties to provide certain components of our products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business may suffer.

The Company's current products are sourced from a limited number of manufacturers. Any termination or significant disruption in these relationships, or any material adverse change in the financial condition of one of these manufacturers, could prevent the Company from filling customer orders in a timely manner and would have a material adverse effect on its financial condition and results of operations. Although the Company believes that its relationships with these manufacturers are stable and positive, there can be no assurance that these relationships will continue or that these manufacturers will continue to be in a position to manufacture products for the Company in a timely and cost efficient manner. Although the Company is attempting to reduce the adverse impact that problems with these manufacturers could cause by developing relationships with other manufacturers, there is no assurance that the Company would be able to replace these manufacturers should a disruption in the relationship occur.

The Company is dependent upon certain third party owners of hardware products that are "bundled" for sale with the Company's products. There can be no assurance that any relationship between the Company and any of these third parties will continue to be beneficial to the Company. There can also be no assurance that the third parties will continue to produce products in the future that retain their current level of market acceptance, that the products will continue to be available in adequate quantities at the times required by the Company or that third party products will not contain defects or errors. The Company may experience lost revenues due to a third party's delay in correcting defects in its products, delay in getting an adequate supply of their products to the Company, or from any decline in a third party product's market share.

Technological Change and Market Competition: The Company may not be able to compete successfully in the highly competitive and rapidly evolving mobile data and data storage industry.

Competition within the mobile data and data storage industry is characterized by several key factors, including the following:

      1. Rapid changes in technology and customer requirements. New opportunities for existing and new competitors can quickly render existing technologies less valuable.

      2. Relatively low barriers to entry. Startup capital requirements for software companies can be very small, and software distribution over the Internet is inexpensive and easily outsourced.

      3. Significant price competition. Direct distribution of competing products, particularly over the Internet, may cause prices and margins to decrease in traditional sales channels.

      4. Consolidations and mergers. Software companies and their individual products have a high rate of mergers, product line sales, and other transfers and consolidations; consequently, there is a tendency to have a higher concentration of able competitors within the industry.

Other key factors that may influence competition about which we are currently unaware could arise in the future.

Competition in the mobile data and data storage industry is highly competitive and the Company's management expects this competition to intensify in the future. The industry is characterized by rapidly changing technologies and customer demands for newer and better products. Third party competitors of the Company could develop products and technologies that could render the Company's products and technologies obsolete. Many of the Company's competitors have considerably greater resources, including financial and scientific personnel, marketing and sales capacity, established distribution networks, significant goodwill and global name recognition. As a result, these competitors may be in a better position than the Company to respond quickly to, or significantly influence, rapid technological change and consumer demand.

Risks Related to Our Industry: General market downturns may adversely affect our business.

In addition to the foregoing, a slowdown affecting the general growth in demand for mobile data, data storage and related products and services could harm the Company's revenues and prospects for achieving profitability. The markets for the Company's products and services depend upon economic conditions that affect the broader computer technology and related markets. Downturns in any of these markets may cause end-users to delay or cancel orders for the Company's products and services. Customers may experience financial difficulties, cease or scale back operations, or reverse prior decisions to budget for orders of the Company's products and services. As a result, the Company could experience longer product sales cycles, delays in payment and collection, and pressure from the Company's markets to reduce prices. A reduction in prices could cause the Company to realize lower revenues and margins. If capital spending in the Company's markets declines, the Company may not be able to increase revenues or achieve profitability without increasing market share. If the Company is unable to compete successfully in the markets for data storage and related products, the Company may not increase revenues or achieve profitability.

Continuing changes in technology and industry standards could render the Company's data storage products unmarketable or obsolete. The markets for the Company's products change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards. New products and technologies often render existing technology-orientated products, services or infrastructure obsolete, too costly or otherwise unmarketable. The Company's success depends on its ability to introduce innovations in its products and services, integrate new technologies into current products, and develop new products and services, all on a timely basis. There is no guarantee that the Company will be successful in achieving these goals, or that it will do so in a manner sufficiently timely to ensure that the Company is able to compete successfully for customers and market share. In addition, if the Company fails to incorporate the features, performance criteria and security standards in its products and services that customers require, market acceptance of its products may not materialize, or may be significantly delayed, and the Company's revenues will level off or decline as a consequence.

Technological advances also require the Company, on a continuing basis, to commit substantial resources to acquiring and applying new technologies for use in its products and services. Product development for data storage products requires substantial lead time for engineering and testing. If the Company does not commit resources to developing and selling products incorporating new technologies at the rate demanded by the Company's markets, its products and services may be rendered obsolete, revenues could suffer, and the Company may not achieve profitability. Even if the Company does develop new or enhanced products and services, the Company cannot assure that these products will gain acceptance in the marketplace. Failure of any of these products and services could adversely affect revenues and prevent the Company from achieving profitability.

The competitive factors described above may have a material adverse effect on the Company's future operating results, including reduced profit margins and loss of market share. Accordingly, there can be no assurance that the Company will be successful in its ability to enhance current products and develop and introduce future products that will achieve market acceptance. The Company's future is largely dependent on the development of new products including, for example, its USB mini disc drive device, and its enhancements and applications. Because the Company is a development stage company, these products and services are still in varying stages of development and there can be no assurance that the development of these products and services will be successfully or timely completed.

Risks Related to Market Price: The Company's stock price is volatile.

The market price of the Common Stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From October 2003 through July 2004, the closing bid price of the Common Stock has varied from a high of $5.25 to a low of $1.72 per share. The closing price of the Common Stock on March 31, 2004, was $3.50, and on August 12, 2004, was $3.55. If the Company's future operating results are below the expectations of stock market analysts and investors, its stock price may decline. Public announcements of the Company's financial results and business developments may have a significant impact on the market price of the Common Stock. For example, each of the following could have the effect of temporarily or permanently reducing the market price of the Common Stock:

      o     shortfalls in revenues or cash flows from operations;

      o     failure to attain and maintain profitability;

      o failure to qualify or maintain the qualification for the Common Stock to trade on the Nasdaq OTC Bulletin Board, for which an application has been submitted and is pending;

      o a finding in the Proctor Litigation that the stock held or claimed to be held by the Proctor Group was validly issued and is currently outstanding (the Proctor Litigation is described under the caption "Legal Proceedings" beginning on page 9);

      o     conversions of preferred stock into Common Stock;

      o     delays in development or roll-out of Company products and services;
            and

      o failure to maintain our competitive position, whether as a result of our failure to deliver new and innovative products in response to marketplace demands or new product introductions, acquisitions or technological innovations by one or more competitors of the Company.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market prices of shares of emerging and technology companies, such as the Company. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, the Company may fail to meet the expectations of its stockholders or of securities analysts, and the Company's Common Stock price could decline as a result.

Our Common Stock currently trades on the Pink Sheets under the symbol "PWHT." The Company is currently awaiting approval of its Form 15c2-11 to gain a listing on the Nasdaq Over-the-Counter Bulletin Board ("OTC Bulletin Board"). Although acceptance of Form 15c2-11 and the subsequent listing of the Common Stock on the Nasdaq OTC Bulletin Board market would, in the Company's view, likely provide access to a much broader base of investors, there is no guaranty that the Company's Form 15c2-11 will be accepted or will result in the Company appealing to a broader base of investors. Until that time, investors may find it more difficult to obtain accurate quotations of the market value of the Common Stock and to dispose of shares of the Common Stock in the secondary market.

Governmental Regulation: Legal and regulatory developments could have adverse consequences for the Company's business.

The Company's products are not subject to approval from the United States government, with the exception of export restrictions to certain countries. Our business operations do not fall under federal, state, or local environmental regulations. We do not anticipate current or future government regulation to have a material adverse affect on our capital expenditures, earnings, or competitive position.

However, any additional government regulation of imports or exports could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. From time to time, government agencies have proposed further regulation of encryption technology. Additional regulation of encryption technology could add to the expense of product development and enhancements. Because foreign competitors are subject to less stringent controls on the export of encryption technology, they may have a competitive advantage over the Company in both foreign and domestic technology markets.

Protection of Intellectual Property: The Company may not be able to protect the intellectual property of our business against third-party infringements or claims of infringement.

The Company relies primarily on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. In addition, the Company seeks to avoid disclosure of its trade secrets by requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and by restricting access to the Company's software source code. The Company also relies on unpatented proprietary know-how in developing its products, and employs various methods, including confidentiality agreements with employees, consultants and others, to protect its trade secrets and know-how.

Irrespective of the foregoing, the Company cannot be sure that these methods of protecting its proprietary technology, information and know-how will afford complete protection. Patents may not be enforceable or provide the Company with meaningful protection from competitors. If a competitor were to infringe on the Company's patents, the costs of enforcing the Company's patent rights might be substantial or even prohibitive. Likewise, the Company cannot be sure that others will not independently develop its trade secrets and know-how or obtain access to them.

Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlap. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operation results and financial condition.

Litigation Risks

An unsuccessful result in the Proctor Litigation (which is described under the caption "Legal Proceedings" beginning on page 32) or actions against the Company and certain of its officers and directors with respect to matters included in or arising from the Proctor Litigation, if brought by stockholders, could have an adverse impact on the market for and the value of the Company's securities and the Company's ability to raise additional funds and continue its operations.

Risks Related to the Company's Rescission Offer

From May 5, 2004, to June 4, 2004, the Company offered to certain of its existing stockholders who originally acquired their shares of Common Stock in connection with a private placement conducted from June 2002 through July 2003 by PowerHouse Studios (and after May 19, 2003, by the Company) the opportunity to rescind the purchase of such shares (the "Rescission Offer") for either the cash consideration paid for the shares, with interest, or shares of preferred equity stock (the "Junior A Units Offering") (see the discussion under the caption

"Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 25). The Rescission Offer was based on certain of the matters alleged by the Company in the Proctor Litigation. Stockholders who accepted the Rescission Offer were required to give general waivers and releases with respect to certain potential claims against the Company.

There is considerable legal uncertainty under both federal and state securities laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities law violations. The SEC takes the position that acceptance or rejection of an offer of rescission may not bar stockholders from asserting claims for alleged violations of federal securities laws. Further, under California's Blue Sky law, which would apply to stockholders resident in that state, a claim or action based on fraud may not be waived or prohibited pursuant to a rescission offer.

Accordingly, the Rescission Offer may not have terminated any or all potential liability the Company may have for failure to properly register our Common Stock under the federal Securities Act and there can be no assurance that the Company will be able to enforce the waivers and general releases it received in connection with the Rescission Offer and Junior A Units Offering to bar any claims based on allegations of fraud or other federal or state securities law violations that the rescission offerees who accepted our offer may have, until the applicable statutes of limitations have run with respect thereto. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the alleged violation.

The results of the Rescission Offer, which was completed on June 4, 2004, are as follows: 71 persons, holding an aggregate of 1,082,026 shares of Common Stock, accepted the Rescission Offer in exchange for Series A Junior Units, comprised of an aggregate of 1,082,026 shares of Series A Junior Convertible Preferred Stock (the "Junior A Preferred Stock") and warrants to purchase 270,507 shares of Common Stock (the "Junior A Preferred Warrants"); 11 persons, holding an aggregate of 46,500 shares of Common Stock accepted the Rescission Offer for an aggregate cash consideration of $232,500; and 20 persons, holding an aggregate of 56,998 shares of Common Stock, rejected the Rescission Offer and retained their ownership of Common Stock as originally purchased.

Risk Related to Acquisitions: The Company may seek to accelerate the growth of its business through acquisitions, which may have an adverse impact on the Company.

The Company may be exposed to risks associated with acquisitions such as the FPS Merger, including integration risks and risks associated with methods of financing, the impact of accounting treatment and the possibility that the corporate information provided by the acquired enterprise, including financial data, proves to be inaccurate or unreliable. There is no guarantee that the FPS Merger, or any other acquisition, will enhance the business of the Company.

                         DETERMINATION OF OFFERING PRICE

The shares of Common Stock offered under this Prospectus will be sold from time to time by the Selling Stockholders at prices then currently prevailing in the market or at negotiated prices. See the discussion under the caption "Plan of Distribution" beginning on page 12. There is no fixed or currently determinable price at which any such shares will be offered or sold. For an historical price range of the Common Stock over the past two fiscal years, see the discussion under the caption "Market for Common Equity and Related Stockholders Matters" beginning on page 14.

                              SELLING STOCKHOLDERS

With the exception of Middlebury Capital, each of the Selling Stockholders either (1) participated in the Senior A Units Offering, in which certain of the Selling Stockholders acquired an aggregate of 3,711,433 shares of the Company's Senior A Preferred Stock and Senior A Preferred Warrants to purchase up to 1,212,608 shares of the Company's Common Stock (the "Private Placement Selling Stockholders"), or (2) was a prior stockholder of First Person and exchanged their shares of First Person common stock for shares of the Company's Common Stock pursuant to a merger agreement (the "FPS Merger Agreement"), dated as of May 28, 2004, and completed as of June 18, 2004, by and among the Company, First Person, and certain persons related to First Person, pursuant to which certain of the Selling Stockholders acquired an aggregate of 217,978 shares of the Company's Common Stock (the "Merger Selling Stockholders", and together with the Private Placement Selling Stockholders and Middlebury Capital, the "Selling Stockholders").

On April 7, 2004, the Company entered into a placement agent agreement with Middlebury Capital in connection with the Senior A Units Offering, pursuant to which, in conjunction with other compensation, Middlebury Capital was granted Placement Agent Warrants to purchase up to 113,900 shares of the Company's Common Stock and 264,775 shares of the Company's Senior A Preferred Stock.

The agreements pursuant to which the Company issued securities to the Selling Stockholders require the Company to register the shares of the Company's Common Stock issued in connection with the Senior A Units Offering and the FPS Merger. This Prospectus is part of a registration statement on Form SB-2 filed by the Company with the SEC under the Securities Act, covering the resale of such shares of the Company's Common Stock from time to time by the Selling Stockholders.

The agreements pursuant to which the Company sold the Senior A Preferred Stock to the Private Placement Selling Stockholders prevent the Company from issuing shares of its Common Stock to any Private Placement Selling Stockholder, and prevent any Private Placement Selling Stockholder from converting their shares of Senior A Preferred Stock or exercising any Senior A Preferred Warrants, to the extent that the conversion or exercise would result in the Private Placement Selling Stockholder and its affiliates together beneficially owning more than 9.999% of the outstanding shares of the Company's Common Stock (as beneficial ownership is defined by rules promulgated by the SEC pursuant to Section 13(d) of the Exchange Act of 1934 (the "Exchange Act")). The Company has included in the number of shares to be offered in the table below the shares of its Common Stock that a Private Placement Selling Stockholder is prevented from acquiring as a result of these provisions, but such shares are not shown as being beneficially owned by that Private Placement Selling Stockholder. As a result, the number of shares of the Company's Common Stock that the Private Placement Selling Stockholders may from time to time sell pursuant to this Prospectus may exceed the number of shares that the Private Placement Selling Stockholders would otherwise be deemed to beneficially own as determined currently pursuant to Section 13(d) of the Exchange Act.

                                                                                                                Number of
                                     Number of Shares                                                         Options to be
                                    Owned Beneficially      Maximum Number of      Number of shares to be    Owned After the
Name                               Prior to the Offering   Shares to be Offered   Owned After the Offering       Offering
--------------------------------   ---------------------   --------------------   ------------------------   ---------------
Albright, Richard                                      0                 20,000                     20,000          5,000
Albright, Tim                                          0                 25,000                     25,000          6,250
Allen, Wilson                                          0                  8,715                      8,715          4,357
Altman, James                                          0                  8,000                      8,000          2,000
American Heritage Fund                                 0                 21,786                     21,786         10,893
Bertsch, Amy S.                                        0                  4,357                      4,357          2,179
Blank, Marc                                            0                 21,786                     21,786         10,893
Bouts, Larry D.                                        0                 87,146                     87,146         43,573
Burns, Dale                                            0                 32,680                     32,680          8,170
Caydal LLC                                             0                 87,146                     87,146         43,573
Chartrand, Victor***                                   0                 52,408                     52,408         18,025
Cirina, Lawrence                                       0                  4,085                      4,085          1,021
Cohen, Arthur                                          0                 65,359                     65,359         16,340
Cohen, Julian                                          0                 24,510                     24,510          6,127
Cripe, Dwayne***                                       0                  2,179                      2,179          1,089
Davis, Lawrence***                                     0                 21,786                     21,786         10,893
Deleonardis, Robert*                                   0                  2,179                      2,179          1,089
Diamond, Henry A.                                      0                  2,179                      2,179          1,089
Friedman, Douglas                                      0                  6,600                      6,600          1,650
Friedman, Jeanette                                     0                  6,600                      6,600          1,650
Friedman, Rodd                                         0                 32,680                     32,680          8,170

                                                                                                                Number of
                                     Number of Shares                                                         Options to be
                                    Owned Beneficially      Maximum Number of      Number of shares to be    Owned After the
Name                               Prior to the Offering   Shares to be Offered   Owned After the Offering       Offering
--------------------------------   ---------------------   --------------------   ------------------------   ---------------
Friedman, Rodd                                         0                 10,893                     10,893          5,447
Gagliardi, Robert                                      0                  4,357                      4,357          2,179
Garwood, Will                                          0                 20,000                     20,000          5,000
Gebhardt, John Jay                                     0                 17,974                     17,974          4,493
Global Opportunity Fund                                0                  8,715                      8,715          4,357
Grant, Stuart                                          0                 10,893                     10,893          5,447
Greeniaus, H. John                                     0                 50,000                     50,000         12,500
Hathaway Partners Investment                           0                 43,573                     43,573         21,786
Haya, Robert                                           0                  6,536                      6,536          1,634
Hayden, Matthew M.                                     0                  6,536                      6,536          1,634
Healey, Joe                                            0                 65,359                     65,359         16,340
Jani, Jon C.***                                        0                  4,357                      4,357          2,179
JDS Capital                                            0                245,200                    245,200         61,300
Jess S. Morgan & Co.                                   0                379,412                    379,412         94,853
Kandzorra, Bernd                                       0                  4,357                      4,357          2,179
Kaneb, Paul                                            0                  4,357                      4,357          2,179
Kenny, James M.                                        0                 17,429                     17,429          8,715
Kenny II, John J.                                      0                  8,715                      8,715          4,357
Knicely, Brandon                                       0                 21,786                     21,786         10,893
La Guardia Real Estate                                 0                 10,893                     10,893          5,447
Lawler, Patrick                                        0                  4,357                      4,357          2,179
LB I Group Inc.                                        0                490,196                    490,196        122,549
Levantin, Amy G.                                       0                  7,000                      7,000          1,750
Lewis IV, William A.                                   0                 54,466                     54,466         27,233
Lichtenstein, Eric                                     0                 16,340                     16,340          4,085
Little Wing                                            0                265,000                    265,000         66,250
London, Robert                                         0                 32,680                     32,680          8,170
Magpie Holdings                                        0                 16,340                     16,340          4,085
Mayer, Howard***                                       0                 21,786                     21,786         10,893
McCall, Greg J.                                        0                 21,786                     21,786         10,893
Meadowbrook Opportunity Fund LLC                       0                163,399                    163,399         40,850
MetLife Securities***                                  0                 21,786                     21,786          5,447
MHJ Holdings                                           0                 65,359                     65,359         16,340
Middlebury Capital LLC                                 0                      0                          0        113,900
Middlebury Capital LLC                                 0                      0                          0        264,775
Mittleman, Philip                                      0                  8,715                      8,715          4,357
Molinsky, Richard                                      0                 21,786                     21,786         10,893
Moody, Neil                                            0                 16,340                     16,340          4,085
Moore, Al***                                           0                 43,573                     43,573         21,786
Neugeboren, Myron                                      0                 19,608                     19,608         10,917
Nicholls, Hugo***                                      0                  2,179                      2,179          1,089
O'Gorman, Peter                                        0                 43,573                     43,573         21,786
Osborn, Greg                                           0                 78,431                     78,431         42,956
Pittman, Kenneth***                                    0                 43,573                     43,573         21,786
Puglisi Capital Partners                               0                 98,039                     98,039         24,510
Puglisi Capital Partners                               0                 54,466                     54,466         27,233
Raisbeck, David W.                                     0                 87,146                     87,146         43,573
Real Time Technology                                   0                 10,893                     10,893          5,447
Really Cool Co. Ltd.                                   0                 87,146                     87,146         43,573

                                                                                                                Number of
                                     Number of Shares                                                         Options to be
                                    Owned Beneficially      Maximum Number of      Number of shares to be    Owned After the
Name                               Prior to the Offering   Shares to be Offered   Owned After the Offering       Offering
--------------------------------   ---------------------   --------------------   ------------------------   ---------------
Riggio, David***                                       0                  6,645                      6,645          3,323
Riggio, Phil***                                        0                  4,357                      4,357          2,179
Samph, Thomas                                          0                  8,000                      8,000          2,000
Sullivan, Shirley Rae                                  0                  8,170                      8,170          2,043
Sullivan, John                                         0                  8,170                      8,170          2,043
Taube, Darren                                          0                 16,000                     16,000          4,000
Tech Plan***                                           0                 43,573                     43,573         21,786
Tradewinds Fund                                        0                 60,000                     60,000         15,000
Truxal, William J.                                     0                 32,680                     32,680          8,170
Tyne & Wear                                            0                 16,340                     16,340          4,085
Ulmschneider, Joseph                                   0                  4,085                      4,085          1,021
Valhalla Investment Partners                           0                 32,680                     32,680          8,170
Valor Capital Management                               0                164,000                    164,000         41,000
VenInvest                                              0                  8,715                      8,715          4,357
Voltron Ventures                                       0                 21,786                     21,786         10,893
Wells, Robert C.***                                    0                  1,743                      1,743            871


                              PLAN OF DISTRIBUTION

The Selling Stockholders, including any donee, pledgee, transferee or other successor-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at other negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales effected after the effective date under the Securities Act of the registration statement of which this Prospectus is a part;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of the Company's Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Company's Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering. However, upon any exercise of the Senior A Preferred Warrants or the Placement Agent Warrants by payment of cash, the Company will receive the exercise price of such Senior A Preferred Warrants or Placement Agent Warrants. Expenses of this offer, estimated to be $53,725, other than any discounts, commissions or similar fees charged in connection with the sale of any share of Common Stock offered hereby, will be borne by the Company.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders, Middlebury Capital and any underwriter, broker-dealer or agent that participates in the sale of the Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of the Company's Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Company has agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

The Company has agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Each Selling Stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Stockholder that it may not use shares registered on the registration statement to cover short sales of that Selling Stockholder's Common Stock made prior to the date on which the registration statement was declared effective by the SEC.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock currently trades on the Pink Sheets under the symbol "PWHT." The Company is currently awaiting approval of its Form 15c2-11 to gain a listing on the Nasdaq OTC Bulletin Board. Although acceptance of Form 15c2-11 and the subsequent listing of the Common Stock on the Nasdaq OTC Bulletin Board market would, in the Company's view, likely provide access to a much broader base of investors, there is no guaranty that the Company's Form 15c2-11 will be accepted or will result in the Company appealing to a broader base of investors. Until that time, investors may find it more difficult to obtain accurate quotations of the market value of the Common Stock and to dispose of shares of the Common Stock in the secondary market.

The following table sets forth the quarterly high and low sales prices of the Common Stock for fiscal year 2003 and fiscal year 2004. Such prices represent prices between dealers and do not include retail mark-ups, markdowns or commissions and may not represent actual transactions.

FISCAL YEAR 2003   HIGH     LOW     FISCAL YEAR 2004    HIGH     LOW
----------------   -----   ------   ----------------   ------   -----
First Quarter      $0.03   $0.005    First Quarter*    $15.24   $2.00
Second Quarter     $0.07    $0.07    Second Quarter    $11.00   $1.05
Third Quarter      $0.10    $0.02    Third Quarter      $5.25   $1.72
Fourth Quarter     $0.09    $0.03    Fourth Quarter     $4.00   $2.75


    *On May 19, 2003, the Company completed the combination transaction with PowerHouse Studios (including a 1:122 reverse-stock-split), and current management began its control of the Company.

The market price of the Common Stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From October 2003 through April 2004, the closing bid price of the Common Stock has varied from a high of $5.25 to a low of $1.72 per share. The closing price of the Common Stock on March 31, 2004, was $3.50, and on August 12, 2004, was $3.55. If the Company's future operating results are below the expectations of stock market analysts and investors, its stock price may decline. Public announcements of the Company's financial results and business developments may have a significant impact on the market price of the Common Stock. For example, each of the following could have the effect of temporarily or permanently reducing the market price of the Common Stock:

      o     shortfalls in revenues or cash flows from operations;

      o     failure to attain and maintain profitability;

      o failure to qualify or maintain the qualification for the Common Stock to trade on the Nasdaq OTC Bulletin Board, for which an applicable has been submitted and is pending;

      o a finding in the Proctor Litigation that the stock held or claimed to be held by the Proctor Group was validly issued and is currently outstanding, for which an application has been filed and is pending (the Proctor Litigation is described under the caption "Legal Proceedings" beginning on page 32);

      o     conversions of preferred stock into Common Stock;

      o     delays in development or roll-out of Company products and services;
            and

      o failure to maintain our competitive position, whether as a result of our failure to deliver new and innovative products in response to marketplace demands or new product introductions, acquisitions or technological innovations by one or more competitors of the Company.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market prices of shares of emerging and technology companies, such as the Company. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, the Company may fail to meet the expectations of its stockholders or of securities analysts, and the Company's Common Stock price could decline as a result.

      Common Stock Holders

As of March 31, 2004, there were approximately 650 holders of record of the Common Stock. We believe that additional beneficial owners of Common Stock hold shares in street names.

      Dividends

The Company has not declared any cash dividends on its Common Stock. The declaration and payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, on results of operations, capital requirements and general business conditions. At the present time, the Company's anticipated working capital requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its business. Accordingly, the Company does not anticipate or contemplate paying dividends in the foreseeable future.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders being offering pursuant to this Prospectus, nor will any of the proceeds be available for the Company's use or otherwise for its benefit. All proceeds from the sale of the shares will be for the accounts of the Selling Stockholders.

The Company will receive the exercise price of the Senior A Preferred Warrants if, and when, any are exercised by Selling Stockholders. Assuming exercise of all the Selling Stockholders' Senior A Preferred Warrants, the gross proceeds to the Company would be approximately $5,276,816. The Company intends to use any proceeds from the exercise of Senior A Preferred Warrants for working capital and general corporate purposes.

                                    BUSINESS

The Company is in the business of developing, acquiring and marketing computing software and infrastructure technologies designed to improve the way mobile information is personalized, secured, carried and accessed. The Company was founded in May 2002 as PowerHouse Studios. On May 19, 2003, PowerHouse Studios completed a business combination with Agate, a publicly traded company that thereupon became the predecessor of the

Company. Following that transaction, Agate effected a 1:122 reverse stock split and changed its name to "PowerHouse Technologies Group, Inc."

On June 18, 2004, the Company acquired the remaining 51% of First Person that it did not already own in consideration of cash and shares of Common Stock (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 25). First Person is the developer of a patent pending software system created for external memory technology and a key component of the Company's Migo product.

      Company Technology: The Migo(R)

The Company has developed the Migo, a compact personal computing system that combines the easy portability and functionality of USB memory-storage devices with the Company's advanced synchronization, personalization and data management software. The Company believes that, in a manner similar to that in which the cellular phone revolutionized the way that many people communicate, the Migo has the potential to change the way people work with and away from their personal computers, whether in the office, at home, or from other remote locations while traveling. Small enough to fit conveniently on a key chain, the Migo is designed to improve the mobile computing experience by allowing computer users to easily transport the personalized desktop environment of their personal computers (complete with the same files, Microsoft(R)Outlook(R) e-mail, Internet Explorer favorites, wallpaper, presentations, photos, MP3 audio files and/or various other features) and then access that same environment by displaying it on any other Windows-based computer. In addition, the Migo is designed so that once it has been disconnected from a non-native computer through which a user's personalized environment has been accessed, no trace of the user's computer environment or its data will be left behind on that machine.

The Migo was launched through channel and value-added reseller distributors ("VARs") in November 2003 and first sales have occurred. The Migo software currently supports the Microsoft(R) Windows(R) operating system (Win 98SE to XP) and Outlook(R) email program. The Company is developing new products and upgrades to operate on Linux(R) and Mac(R) platforms, as well as other email clients (e.g., Exchange, MSN(R), Lotus Notes(R)).

Following the launch of the Migo in the US market last year, the Company received considerable positive press coverage, including coverage on major television channels (e.g., CNN, CNBC, ABC), national and international newspapers (e.g., The Wall Street Journal, The New York Times) and periodicals (e.g., Business Week, Forbes, eWeek). The Company believes this favorable attention has helped the Company promote its product in its early stages.

The Migo has also received favorable recognition in the technologies-related industry and was reported in PC World's "Best USB Drive" product for 2004, Laptop Magazine Ultimate Choice's best "USB Memory Drive" for 2004, and "Best New Product Software" at the Exchange Tech Innovators 2003 Awards conference. In addition, the Company was voted one of the "Ten Technology Companies to Watch" in the banking/finance industry by Bank Technology News in 2003.

The Company is in the process of researching and developing a range of Migo devices including larger capacity USB Mini Disks (2-5GB), USB watches, mobile cellular phones, PDAs and other mobile data communication platforms. The Company believes these products will have potential customized use across a broad range of industries, including healthcare, insurance, banking and financial services and education industries.

      Sales Channels

The Company sells, or expects to sell, its products through various channels and in a variety of different markets. Sales efforts are planned though the following:

      1. Distributors/VARs. The Company has an agreement with a nation-wide firm to distribute its products through their centralized distribution system to a national network of VARs and System Integrators. The Company has entered into reseller agreements with these VAR's to distribute its products.

      2. Direct sales, Commercial and Consumer. The Company also sells products through agreements directly with commercial end-users and anticipates eventually selling to consumers directly.

      3. Web-based sales. Additionally, the Company sells products directly to consumers through its website "www.4migo.com."

      4. Software-only sales. The Company anticipates entering into agreements to license its software into other applications and for other hardware. It also anticipates selling software upgrades and service contracts to existing users of its products and users of other USB Flash drive products.

      5. International sales. The Company anticipates entering into distribution and reseller agreements to sell its product outside the US, especially in Europe and Asia. The Company has already entered into such agreements in Canada and the United Kingdom.

      International

The Company is planning to introduce its products to the international markets through consultants, especially in Europe and Asia. The Company anticipates first sales outside of the United States sometime in fiscal year 2005. In addition, in June 2004, the Company signed a distribution agreement in Canada and anticipates product sales within a reasonable period of time. The Company cannot provide assurances regarding its ability to meet any sales targets, as it may be affected by many factors not within its control, including acceptance of its products by consumers, competition, technological advances by others, and general economic and political issues. General economic and political issues affect foreign operations more significantly than domestic operations. Further, all the potentially adverse factors that can affect a business in its line are more likely to affect a new company than an established enterprise.

      Uncertain Market Acceptance

The Company's business prospects are dependent upon our perceived market need for small, portable memory devices, suitable for linkage with all common computer hardware utilized by individual personal computer users. The Company has undertaken a limited independent market study to determine whether or not the market will accept such products. The Company's business will be subject to all the risks associated with introducing and marketing a new product or service.

      Unproven and Evolving Business Model

The Company launched its new USB portable drive in the quarter ended December 2003 and intends to extend this technology to specialized vertical market applications such as education, health care and banking. These applications will require customization for each specialized vertical market application to enhance usability to consumers. The Company is aware of similar products that are currently available and anticipates that any business model it develops will be subject to change. At this time, it is impossible for management to predict the degree to which consumers will demand such a product or whether any potential market will be large enough to provide any meaningful revenue or profit for the Company. Successful implementation of this business model may also require the Company to enter into partnerships with original equipment manufacturers ("OEMs") and software solutions providers. There can be no assurance that the Company will find OEMs or software solutions providers willing to partner with it.

      Competitive Business Environment

Competition in the mobile data and data storage industry is highly competitive and the Company's management expects this competition to intensify in the future. The industry is characterized by rapidly changing technologies and customer demands for newer and better products. Third party competitors of the Company could develop products and technologies that could render the Company's products and technologies obsolete. Many of the Company's competitors have considerably greater resources, including financial and scientific personnel, marketing and sales capacity, established distribution networks, significant goodwill and global name recognition. As a result, these competitors may be in a better position than the Company to respond quickly to, or significantly influence, rapid technological change and consumer demand.

Competition within the mobile data and data storage industry is characterized by several key factors, including the following:

      1. Rapid changes in technology and customer requirements. New opportunities for existing and new competitors can quickly render existing technologies less valuable.

      2. Relatively low barriers to entry. Startup capital requirements for software companies can be very small, and software distribution over the Internet is inexpensive and easily outsourced.

      3. Significant price competition. Direct distribution of competing products, particularly over the Internet, may cause prices and margins to decrease in traditional sales channels.

      4. Consolidations and mergers. Software companies and their individual products have a high rate of mergers, product line sales, and other transfers and consolidations; consequently, there is a tendency to have a higher concentration of able competitors within the industry.

Other key factors that may influence competition about which we are currently unaware could arise in the future.

In addition to the foregoing, a slowdown affecting the general growth in demand for mobile data, data storage and related products and services could harm the Company's revenues and prospects for achieving profitability. The markets for the Company's products and services depend upon economic conditions that affect the broader computer technology and related markets. Downturns in any of these markets may cause end-users to delay or cancel orders for the Company's products and services. Customers may experience financial difficulties, cease or scale back operations, or reverse prior decisions to budget for orders of the Company's products and services. As a result, the Company could experience longer product sales cycles, delays in payment and collection, and pressure from the Company's markets to reduce prices. A reduction in prices could cause the Company to realize lower revenues and margins. If capital spending in the Company's markets declines, the Company may not be able to increase revenues or achieve profitability without increasing market share. If the Company is unable to compete successfully in the markets for data storage and related products, the Company may not increase revenues or achieve profitability.

Continuing changes in technology and industry standards could render the Company's data storage products unmarketable or obsolete. The markets for the Company's products change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards. New products and technologies often render existing technology-orientated products, services or infrastructure obsolete, too costly or otherwise unmarketable. The Company's success depends on its ability to introduce innovations in its products and services, integrate new technologies into current products, and develop new products and services, all on a timely basis. There is no guarantee that the Company will be successful in achieving these goals, or that it will do so in a manner sufficiently timely to ensure that the Company is able to compete successfully for customers and market share. In addition, if the Company fails to incorporate the features, performance criteria and security standards in its products and services that customers require, market acceptance of its products may not materialize, or may be significantly delayed, and the Company's revenues will level off or decline as a consequence.

Technological advances also require the Company, on a continuing basis, to commit substantial resources to acquiring and applying new technologies for use in its products and services. Product development for data storage products requires substantial lead time for engineering and testing. If the Company does not commit resources to developing and selling products incorporating new technologies at the rate demanded by the Company's markets, its products and services may be rendered obsolete, revenues could suffer, and the Company may not achieve profitability. Even if the Company does develop new or enhanced products and services, the Company cannot assure that these products will gain acceptance in the marketplace. Failure of any of these products and services could adversely affect revenues and prevent the Company from achieving profitability.

The Company believes that the distinctive features of its products differentiate it from competing products, thereby enabling it to remain competitive. The Company's policy is to develop its own core software, while hardware and other software applications are outsourced from third party vendors. The Company believes this policy enables it to adopt new products and integrate new solutions expediently into the marketplace without the burden of direct responsibility for dealing with manufacturing and inventory management issues.

The competitive factors described above may have a material adverse effect on the Company's future operating results, including reduced profit margins and loss of market share. Accordingly, there can be no assurance that the Company will be successful in its ability to enhance current products and develop and introduce future products that will achieve market acceptance. The Company's future is largely dependent on the development of new products including, for example, its USB mini disc drive device, and its enhancements and applications. Because the Company is a development stage company, these products and services are still in varying stages of development and there can be no assurance that the development of these products and services will be successfully or timely completed.

      Principal Suppliers

The Company's current products are sourced from a limited number of manufacturers. Any termination or significant disruption in these relationships, or any material adverse change in the financial condition of one of these manufacturers, could prevent the Company from filling customer orders in a timely manner and would have a material adverse effect on its financial position and results of operations. Although the Company believes that its relationships with these manufacturers are stable and positive, there can be no assurance that these relationships will continue or that these manufacturers will continue to be in a position to manufacture products for the Company in a timely and cost efficient manner. Although the Company is attempting to reduce the adverse impact that problems with these manufacturers could cause by developing relationships with other manufacturers, there is no assurance that the Company would be able to replace these manufacturers should a disruption in the relationship occur.

In May, 2004, the Company added Hana Micron, a Korean-based electronics manufacturer, as the principal manufacturer of the Company's products. As part of the contract, the manufacturer will preinstall the Company's software onto various hardware devices, as selected by the Company, and will quality check the product prior to shipments to the distributors, customers or the Company.

The Company is dependent upon certain third party owners of hardware products that are "bundled" for sale with the Company's products. There can be no assurance that any relationship between the Company and any of these third parties will continue to be beneficial to the Company. There can also be no assurance that the third parties will continue to produce products in the future that retain their current level of market acceptance, that the products will continue to be available in adequate quantities at the times required by the Company or that third party products will not contain defects or errors. The Company may experience lost revenues due to a third party's delay in correcting defects in its products, delay in getting an adequate supply of their products to the Company, or from any decline in a third party product's market share.

      Patents, Proprietary Technology and Other Intellectual Property

The Company relies primarily on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. In addition, the Company seeks to avoid disclosure of its trade secrets by requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and by restricting access to the Company's software source code. The Company also relies on unpatented proprietary know-how in developing its products, and employs various methods, including confidentiality agreements with employees, consultants and others, to protect its trade secrets and know-how.

Irrespective of the foregoing, the Company cannot be sure that these methods of protecting its proprietary technology, information and know-how will afford complete protection. Patents may not be enforceable or provide the Company with meaningful protection from competitors. If a competitor were to infringe on the Company's patents, the costs of enforcing the Company's patent rights might be substantial or even prohibitive. Likewise, the Company cannot be sure that others will not independently develop its trade secrets and know-how or obtain access to them.

Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlap. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operation results and financial condition.

      Governmental Regulation

The Company's products are not subject to approval from the United States government, with the exception of export restrictions to certain countries. Our business operations do not fall under federal, state, or local environmental regulations. We do not anticipate current or future government regulation to have a material adverse affect on our capital expenditures, earnings, or competitive position.

However, any additional government regulation of imports or exports could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. From time to time, government agencies have proposed further regulation of encryption technology. Additional regulation of encryption technology could add to the expense of product development and enhancements. Because foreign competitors are subject to less stringent controls on the export of encryption technology, they may have a competitive advantage over the Company in both foreign and domestic technology markets.

      Product Development

The Company's research and development expenses totaled $108,392 in fiscal 2004. The majority of the Company's development costs are focused on meeting its technical plan, which calls for further developments and enhancements of software to enable the Company to cater to a wider audience of users and thereby remain competitive.

      Employees

The Company has 17 full-time employees, as well as a number of consultants who provide administrative and management services similar to those that would be provided by full and part-time employees. The Company has also entered into consulting agreements to obtain counsel and services relating to marketing, media relations and business development.

                                    PROPERTY

The Company's principal facilities are located in San Ramon, California, and occupy approximately 3,700 square feet of sub-leased office space. The Company entered into a sub-lease agreement in April 2003 which extends through December 2004, and is currently in negotiations to extend the sublease past this date. The sublease includes the use of all equipment and fixtures that existed in the leased space at the time we occupied the premises.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The following information should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere in this Prospectus. This Prospectus, and in particular this section, "Management's Discussion and Analysis of Plan of Operation," may contain forward-looking statements regarding future events or our future performance. These future events and future performance involve certain risks and uncertainties, which we have described in this Prospectus under the caption "Risk Factors" beginning on page 6. Actual events or our actual future results may differ materially from any forward-looking statements due to those risks and uncertainties. The Company assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting our forward-looking statements. This analysis is not intended to serve as a basis for projection of future events.

      Significant Events During Fiscal 2004

The following discussion and analysis provides information that our management team believes is relevant to an assessment and understanding of our results of operations and financial condition, and is used by management in assessing the Company's performance and making any managerial decisions. The following main events impacted our financial condition during this fiscal year and will have a significant influence on our condition in future reporting periods.

      Convertible Note / Bridge Financing

In October 2003, the Company offered up to $10,000,000 principal amount of secured convertible notes, bearing 10% interest per annum with a maturity of 10 years (the "Convertible Notes"). At the time of issuance, the Convertible Notes were secured by all of the Company's intellectual property and tangible assets, current and future. The terms of the Convertible Notes provide that the holder of the Convertible Notes, at its option, could convert the principal and interest of the Convertible Notes into Common Stock at any time at an initial conversion price of $4.00 per share. As of March 31, 2004, the Company had issued approximately $444,000 of Convertible Notes.

In March 2004 and in conjunction with the commencement of the Company's Senior A Units Offering of up to $15 million of Senior A Units, which are composed of shares of the Company's Senior A Preferred Stock and Senior A Preferred Warrants, the Company entered into a Security Agreement with, and issued Secured Convertible Promissory Notes to, certain investors (the "Security Agreement" and the "Bridge Notes", respectively, and collectively, the "Bridge Financing") to secure immediate funding of up to $1,250,000. By their terms, the Bridge Notes bore interest at the rate of 10% per annum, commencing 90 days from the date of their issuance and were secured by all of the Company's assets pursuant to the Security Agreement. The Bridge Notes were due ranging from March 2, 2005 to March 31, 2005, unless repaid in conjunction with the Senior A Units Offering. In connection with the Bridge Financing, the Company and the holders of the Convertible Notes agreed to exchange the Convertible Notes for Bridge Notes. As of March 31, 2004, the Company had received $1,240,000 under the Bridge Financing. Subsequent to March 31, 2004, the Senior A Units Offering was completed, and in accordance therewith, all of the Bridge Notes then outstanding, including the Convertible Notes that had been exchanged for Bridge Notes, were, by agreement between the Company and the holders of the Bridge Notes, exchanged into Senior A Units. None of the sales of Convertible Notes, Bridge Notes, and Senior A Units were registered under the Securities Act, in reliance on the exemption therefor provided by Section 4(2) thereof, and Regulation D promulgated thereunder.

      Critical Accounting Policies

In accordance with SEC guidance, those material accounting policies that the Company believes are the most critical to an investor's understanding of our financial results and condition are discussed below.

The Company's significant accounting policies are more fully described in Note 2 to our consolidated financial statements. Certain of these policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by the Company's management to determine the appropriate assumptions to be used in the determination of certain estimates.

      Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists (generally a purchase order), product has been delivered, the fee is fixed and determinable, and collection of the resulting account is probable.

      o Revenue from packaged product sales to distributors/resellers is recorded at the time the product is sold from the distributor's/reseller's inventory.

      o Revenue from packaged product sales to end users through our website is recorded at the termination of the return period. Currently, the Company's return policy is good for 30 days from the date the product is shipped to the customer.

      o Revenue from corporate sales is recorded based on the terms of the specific contracts entered.

      Reserve For Returns, Price Discounts And Rebates

The Company's revenue recognition policies are such that reserves for returns are not required. Our return policy generally allows our distributors to return purchased products primarily in exchange for new products or for credit towards future purchases as part of stock balancing programs. This would occur prior to the Company recognizing revenue on these items. These returns are subject to certain limitations that may exist in the contract with an individual distributor, governing, for example, aggregate return amounts, and the age, condition and packaging of returned product. Under certain circumstances, such as terminations or when a product is defective, distributors could receive a cash refund if returns exceed amounts owed.

      Inventories

Inventories are valued at the lower of cost or market and are accounted for on the first-in, first-out basis. As sales are just beginning, there have been no write-downs or adjustments to our inventory. As of March 31, 2004, the Company's inventory was valued at $16,088 and was held by certain of its distributors.

      Impairment

Property, equipment, intangible and certain other long-lived assets are amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenues. Long-lived assets are written down to fair value whenever events or changes indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to review the recoverability of all long-lived assets at a minimum of once per year and record an impairment loss when the fair value of the assets does not exceed the carrying amount of the asset.

      Substantial Doubt About Our Viability as a Going Concern

The Company's financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company had limited revenues and minimal assets as of March 31, 2004, and has incurred losses since inception. The Company is a development stage company. To date, the Company has relied primarily on loans from stockholders and officers and the sale of its equity securities, and to a lesser degree on revenues from operations, which have not been significant, to fund operations. The Company's auditor has therefore recognized that there is substantial doubt about the Company's ability to continue as a going concern.

Subsequent to March 31, 2004, the Company successfully completed the sale of Senior A Units composed of shares of the Company's Senior A Preferred Stock and Senior A Preferred Warrants. Through August 13, 2004, the Company had raised approximately $10,510,653 from this offering.

      Results Of Operations

            Three months ended March 31, 2004 and 2003

The Company has never been profitable and has sustained substantial net losses from operations. The Company's revenues were $106,970 for the three months ended March 31, 2004, and the Company had no revenues for the corresponding period ended March 31, 2003. Most of the Company's revenue for the three months ended March 31, 2004, came from online sales of its Migo product. The Company did, however, also sell its product through our distribution channels. The Company reported no direct sales for the quarter. The Company's costs related to product sales were $48,291.

The Company's spending for the three months ended March 31, 2004, increased from the same period in 2003 due to several factors. The Company's initial product was introduced to the market in this period, which resulted in aggregate Company spending for sales and marketing related expenses of $493,095 for the three months ended March 31, 2004, up from $137,638 in the corresponding three month period in 2003. The Company continued our relationships with certain professional services firms to assist our development of strategies and related materials to successfully market and sell our products. Also, the Company's general and administrative expenses increased to

$1,330,608 from $164,500 due to expenses increased for staffing of the Company to meet the expanded and anticipated operations, and costs associated with the litigation against the Proctor Group and the issues related to the fraudulent activities we allege with respect to the Proctor Group.

      Twelve months ended March 31, 2004 and 2003

The Company had revenues of $345,585 for the twelve months ended March 31, 2004, and no revenues for the corresponding period ended March 31, 2003. During the twelve months ended March 31, 2004, the Company sold a private-labeled version of our product, which resulted in revenue of $115,220. The Company also recognized $116,310 of revenue through distributor channels. The balance of our revenue came from online sales and totaled $114,055. The Company's costs related to product sales were $214,671.

The Company's spending for the twelve months ended March 31, 2004, increased from the same period in 2003 as the Company continued to increase its operations in anticipation of our anticipated achievement of increased levels of regular operations. The Company's sales and marketing expenses were $1,782,344 due mainly to costs associated with the hiring of a President and Chief Operating Officer of Forward Solutions, Inc., our wholly-owned subsidiary, the hiring of additional employees for Forward Solutions, Inc., development of a public relations strategy, and initial spending on product branding expenses. General and administrative costs totaled $2,611,467, and were comprised of employment-related expenses and office operations, all of which were related to our continued business expansion, and expenses related to the Proctor litigation. They also consisted of stock-based compensation for outside consultants and the granting of shares to one of the Company's directors.

The Company's loss due to the theft we allege in the Proctor Litigation was $1,789,411 for the twelve months ended March 31, 2004. The Company's total losses to date due to that matter is $3,142,759. No additional losses due to theft are anticipated to be incurred in connection with the activities of the Proctor Group; costs of the litigation, however, are expected to continue. The Company cannot predict the amount of these costs or when or whether we will be successful in the Proctor Litigation.

      Liquidity and Capital Resources

At March 31, 2004, the Company had working capital of ($2,550,515) as compared to working capital of ($2,698,891) at March 31, 2003. During the twelve months ended March 31, 2004, net cash used in operations was $3,802,779 and consisted principally of a net loss of $6,398,093 and was offset by stock-based compensation and services of $1,203,650. The increase in Accounts Payable of $807,510 was due mainly to legal services related to the Proctor litigation. The Company also accrued compensation for officer wages of $267,083 during that period.

The Company's current cash on hand at March 31, 2004, would not be adequate to fund the Company's operations for more than a short period if the Company were to continue to use cash in operating activities at the same rate as in prior months. Although the Company's recent Bridge Financing and Senior A Units financing is expected to provide sufficient operating capital to continue our business and fund current overhead expenses for at least the next 12 months, the Company will need to rely upon continued borrowing and/or sales of additional equity instruments to support its continued growth. The Company's management believes it will be able to obtain sufficient cash resources and working capital to meet the Company's present cash requirements through debt and/or equity-based fund raising. Following the fiscal year ended March 31, 2004, the Company has been successful in closing upon approximately $10,510,653 through the sale of Senior A Units in the Senior A Units Offering, which includes approximately $1,240,000 received under the Bridge Financing and approximately $2,639,000 principal amount of the Convertible Notes that were converted into shares of Senior A Preferred Stock in connection with the Senior A Units Offering (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 25).

      Recent and Expected Losses

The Company is a development state company and has never been profitable and has sustained substantial net losses from operations. There can be no assurance that we will ever generate positive cash flow from our operating activities, or that the Company will achieve and sustain a profit during any future period, particularly if operations remain at current levels. Failure to achieve significant revenues, positive cash flow or profitability would materially and adversely affect the Company's business, financial condition, and results of operations. For the fiscal year ended March 31, 2003, the Company incurred a net pre-tax loss of $2,327,360 and, for the fiscal year ended March 31, 2004, the Company incurred a net pre-tax loss of $6,397,293. The Company's auditors, Hein & Associates LLP, issued an opinion in connection with the Company's financial statements for the fiscal year ended March 31, 2004, noting that while the Company has recently obtained additional financing, sustained recurring losses raise substantial doubt about its ability to continue as a going concern.

      Satisfaction of Current and Future Capital Requirements

No assurance can be given that proceeds to the Company from the recently completed Senior A Units Offering will satisfy our capital requirements. The Company cannot provide assurances that it will be able to develop its business to the point of generating consolidated net operating profits and positive cash flows from operations. If funds from these sources are not sufficient to offset operating expenses, the Company would seek to institute cost-saving measures that would not only reduce overhead, but also curtail operations. The Company cannot assure that such measures, if implemented, will be sufficient to offset all of our operating expenses. If any capital subsequently raised from sales of securities is not sufficient to fund the balance of our operating expenses after we implement cost-cutting measures, the Company could be forced to discontinue certain operations or may be unable to continue as a going concern.

Any further issuances of any additional equity securities to raise capital may be on terms that are detrimental to existing stockholders. In order to meet its capital requirements, the Company may continue to offer equity securities for sale, and existing stockholders will experience additional dilution. Any new equity securities we issue may have rights, preferences or privileges senior to those of existing holders of our equity securities.

      Events Subsequent to Fiscal Year Ended March 31, 2004

            Placement Agency Agreement

On April 7, 2004, the Company entered into a Placement Agency Agreement with Middlebury Capital to act as the placement agent for the sale of a minimum of $8 million, and up to a maximum of $15 million, of the Company's Senior A Units in the Senior A Units Offering. In conjunction with the Senior A Units Offering, the Company's Convertible Notes and Bridge Notes converted into shares of Senior A Preferred Stock on the first closing of the Senior A Units Offering. Approximately $1,240,000 received under the Bridge Financing and approximately $2,639,000 principal amount of the Convertible Notes, following the conversion of the Convertible Notes into shares of Senior A Preferred Stock in connection with the Senior A Units Offering, will be included in the calculation of the minimum offering and maximum offering.

The holders of the Senior A Preferred Stock, valued by agreement in connection with the Senior A Units Offering at $3.06 per share, have the right to convert the Senior A Preferred Stock into Common Stock at any time, and may be required to convert into Common Stock by the Company upon the occurrence of certain events. The Senior A Preferred Stock accrues a dividend of 8% payable semi-annually. Additionally, for each four shares of Senior A Preferred Stock, the holder will receive one Warrant, exercisable for one share of Common Stock at an exercise price of $3.83. The Senior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

            Completion of the Senior A Units Offering

On June 14, 2004, the Company closed on the first tranche of the Senior A Units Offering, consisting of approximately $8,722,605 million in funding of Senior A Units with certain institutional investors. The amount includes approximately $1,240,000 received under the Bridge Financing and approximately $2,639,000 principal amount of the Convertible Notes, following the conversion of the Convertible Notes into shares of Senior A Preferred Stock in connection with the Senior A Units Offering. Middlebury Capital served as the placement agent on the transaction and IndiGo Ventures LLC acted as the Company's financial advisor.

On August 13, 2004, the Company closed on the second tranche of the Senior A Units Offering, consisting of approximately $1,788,048 in funding of additional Senior A Units to certain institutional investors and the Senior A Units Offering was deemed completed.

            Rescission Offer

Contemporaneous with the commencement of the Senior A Units Offering, the Company conducted a Rescission Offer that it made to certain of its existing stockholders who had originally acquired their shares of Common Stock in connection with a private placement conducted from June 2002 through July 2003 by PowerHouse Studios (and after May 19, 2003, by the Company). Pursuant to the Rescission Offer, these stockholders were given the opportunity to rescind the purchase of such shares for either the cash consideration paid for the shares, with interest, or Series A Junior Units, consisting of shares of Junior A Preferred Stock, convertible at $3.06 per share, and Junior A Preferred Warrants, exercisable for one share of Common Stock at an exercise price of $3.83.

The Rescission Offer was based on certain of the matters alleged by the Company in the Proctor Litigation. Stockholders who accepted the Rescission Offer were required to give general waivers and releases with respect to certain potential claims against the Company. The Junior A Preferred Stock has certain preferences over the Common Stock, including an anti-dilution provision in the event the Company is unsuccessful in its current litigation with the Proctor Group (see the discussion under the caption, "Legal Proceedings" beginning on page 32). The Junior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

The Rescission Offer was completed on June 4, 2004, and holders of approximately 1,082,026 shares of Common Stock accepted the Rescission Offer in exchange for Series A Junior Units and holders of approximately 46,500 shares of Common Stock accepted the Rescission Offer for cash consideration. Holders of approximately 56,998 shares of Common Stock retained their ownership of Common Stock as originally purchased.

There is considerable legal uncertainty under both federal and state securities laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities law violations. The Company understands that the SEC takes the position that acceptance or rejection of an offer of rescission may not bar stockholders from asserting claims for alleged violations of federal securities laws. Further, under California's Blue Sky law, which would apply to stockholders resident in that state, a claim or action based on fraud may not be waived or prohibited pursuant to a rescission offer.

Accordingly, the Rescission Offer may not have terminated any or all potential liability the Company may have for failure to properly register our Common Stock under the Securities Act and there can be no assurance that the Company will be able to enforce the waivers and general releases it has received in connection with the Rescission Offer and Junior A Units Offering to bar any claims based on allegations of fraud or other federal or state securities law violations that the stockholders who accept the Rescission Offer may have, until the applicable statutes of limitations have run with respect thereto. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the alleged violation. The Company believes, however, that, in addition to such waivers and releases, it may also have equitable remedies available to it should any of such persons seek to deny the enforceability of their waivers and releases.

Further, those stockholders who did not accept the Rescission Offer, either because they affirmatively rejected it or because they failed to respond to it, may still attempt to assert claims against the Company, as well as against certain directors and officers of the Company, relating to non-compliance with the securities laws. The Company cannot predict with certainty that those claims will be barred by the Rescission Offer because the legal effect of the Rescission Offer is uncertain. To the extent those claims are brought and result in judgments for damages, our business, financial condition and results of operations could all be harmed. The number of shares of Common Stock held by investors who were offered rescission under the Rescission Offer but did not accept the Rescission Offer aggregate of 56,998 shares, each of which was purchased at a price of $5.00. Even if we were to be successful in defending claims brought under applicable securities laws, their mere assertion could result in costly litigation and significant diversions of effort by management.

            Merger with First Person Software, Inc.

On May 28, 2004, the Company entered into and on June 18, 2004, closed the FPS Merger Agreement with First Person and its stockholders (either directly as signatories to the FPS Merger Agreement or as parties in interest to the FPS Merger Agreement, represented by a duly authorized representative) to acquire approximately 51% of the shares of outstanding common stock of First Person in consideration of cash and shares of Common Stock of the

Company, at an aggregate of $2,500,000. The consideration includes a certain amount of cash that is currently being held in escrow by an authorized agent and that will be released only upon the satisfactory review by the Company of First Person's financial statements and further includes a certain number of shares of Common Stock that are also being held in escrow by the same agent and that will only be released upon the satisfactory achievement by the Company of certain performance milestones within the applicable periods specified in the FPS Merger Agreement. Immediately prior to the FPS Merger, the Company owned approximately 49% of the outstanding shares of First Person stock, which shares were originally purchased by the Company in November 2002.

The Company expects the FPS Merger to enable it to develop and further enhance the software behind its products, more effectively control the underlying intellectual property and develop additional intellectual property around its core software. All the employees of First Person were offered, and accepted, employment in the Company.

The Company may be exposed to risks associated with acquisitions such as the FPS Merger, including integration risks and risks associated with methods of financing, the impact of accounting treatment and the possibility that the corporate information provided by the acquired enterprise, including financial data, proves to be inaccurate or unreliable. There is no guarantee that the FPS Merger, or any other acquisition, will enhance the business of the Company.

            Other

On December 9, 2003, the Company entered into a revised agreement with a professional services firm in which the firm agreed to provide future services to the Company in return for the issuance of 15,000 shares of restricted Common Stock of the Company. The shares were issued June 9, 2004, in full satisfaction for all services rendered to the Company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The names of the members of the Company's Board of Directors and other persons who make a significant contribution to the Company's business, as well as biographical information for those persons as of August 13, 2004, are set forth below:


NAME                        AGE       POSITIONS AND OFFICES HELD             SINCE
-------------------------   ---   -----------------------------------   ---------------
Jay Elliot                   65    Director, Chief Executive Officer     May 16, 2002
                                   and Chairman of the Board
Gregory Duffell              42    Director, International President     May 16, 2002
R. B. (Rob) Hutchison (1)    48                Director                 October 6, 2003
Joshua Feller                45   President, Forward Solutions, Inc.     April 1, 2003
David R. Wells               41   Vice President - Finance Operations   January 1, 2004

(1) Member of the Audit Committee.

On October 6, 2003, James Palmer resigned as a director of the Company. On October 6, 2003, Robin Hutchison was appointed as a director.

      Jay Elliot, Age 65

Mr. Elliot has over 30 years operating experience with corporations including IBM, Intel and Apple Computers. From 1980 to 1986, Mr. Elliot served as the Executive Vice-President of Apple Computers, reporting directly to Steven Jobs, founder and Chairman of the Board. In his role with Apple, Mr. Elliot was responsible for Finance, Managed Information Services (MIS), Real Estate, Apple Far East Sales, the Apple Foundation, and Corporate Planning. Mr. Elliot was also the Chief Operating Officer of the Macintosh division, reporting directly to Steven Jobs as president. When Mr. Elliot joined Apple in 1980, sales were $150 million and at his departure in 1986, its sales were in excess of $1.0 billion dollars.

Previous to his tenure with Apple, Mr. Elliot served as a Site Director of IBM from 1977 to 1979, as well as heading the 16,000 person software division. In 1979, Mr. Elliot left IBM to join Intel. Mr. Elliot also served as a Site Director of Intel from 1979 to 1980 and was the creator of the Intel Foundation.

In addition to his substantial technology background, Mr. Elliot also has extensive experience in both the entertainment and healthcare industries. From 1988 to 1994, Mr. Elliot served as the Chief Executive Officer of San Francisco Studios where he produced the Academy Award-nominated documentary, "Berkeley in the Sixties," as well as the NBC television series, "Midnight Caller" and numerous sports programs for NBC, CBS, and ABC, including the Barcelona Olympic Games. From 1994 to 1998, Mr. Elliot also served as President of Acclaim West, producing programs for Fox, UPN, the Playboy Channel and Telemundo. On the healthcare side, Mr. Elliot was the Chief Executive Officer of New Health Systems from 2000 to 2001, a network technology company connecting physicians and vendors to patients and affiliated hospitals.

      Gregory Duffell, Age 42

Mr. Duffell is a senior executive with 20 years of international business experience in Europe, the Middle East and the Asia Pacific region. In 1983, after serving as a pilot in the Royal Australian Air Force, Mr. Duffell embarked on an extensive business development and franchise career, with Budget Rent-A-Car International initially in Australia and later relocated to Singapore. From 1987 to 1994, Mr. Duffell was the Regional Director - Asia Pacific, and was credited with opening over 200 franchise office locations during his 11 years with Budget. After several years consulting in US technology transfers to Asia, Mr. Duffell in 1997 became the General Manager for the Thomas Cook Group - Worldwide Network, based in London, UK, responsible for developing and implementing an Internet eCommerce solution in more than 120 countries and 3000 travel agencies. Upon returning to Asia in 2000 Mr. Duffell consulted to a number of technology projects including interactive kiosks; Bancassurance turnkey solutions and teleradiology diagnostic healthcare.

      R. B. (Rob) Hutchison, Age 48

Mr. Hutchison is a technology innovator and business entrepreneur providing guidance for strategic business development. Mr. Hutchison has more than 23 years of experience in the field of information technology. Most recently, in December 2003, Mr. Hutchison joined the management team of Applied DNA Sciences as CEO.

Mr. Hutchison is the founder of several companies, including eCharge Corporation of Seattle, Wash., specialists in alternative payment methods for the Internet. From 1997 to 2002, Mr. Hutchison served as eCharge's President and Chief Technical Officer and played an integral role in raising in excess of $90 million in private financing. Mr. Hutchison pioneered, and holds the patent pending on, unique digital certificate technology using Bio-metrics that enabled eCharge to provide secure Internet commerce transactions. He remains on the Board of Directors of eCharge, after retiring from the company in 2002 to assist in the development of several start-up and mature technology companies, including Bit Learning, Via Vis Technologies Inc., One Person Health Inc. and Applied DNA Canada.

Mr. Hutchison is also a member of the Board of Directors of Golden Goliath Resources and Serebra Learning Corporations.

Prior to co-founding eCharge, Mr. Hutchison was president of Canada-based SNI Corporation from 1994 to 1997, specialists in the integration of SUN Microsystems UNIXbased systems and Internet and computer firewall security. SNI served as lead architects of BC Telephone's Sympatico Internet service. From 1990 to 1993, Mr. Hutchison also served as the Western Regional Director of Sales & Operations for Everex Canada Inc., and as Vice President and co-founder of Vivox International Inc.

      Joshua Feller, Age 46

Mr. Feller is president and chief operating officer of Forward Solutions, Inc. Mr. Feller is actively supervising the Company's operations related to the creation and distribution of a family of mobile computing devices dubbed the "Migo". Mr. Feller brings to the Company more than 25 years' experience as a senior executive of high-tech corporate development, sales and operations for both traditional and startup companies. Mr. Feller spent 15 years (from 1982 to 1997) with ComputerLand Corp., where he served in various roles, including Chief Operating Officer and Vice President of Franchise Operations. There he managed that company's sales and franchise operations and affiliate distribution program, increasing sales by more than $350 million with 700 new dealers in its first year. He then oversaw the growth of the business to more than $1.2 billion in subsequent years. More recently, he spent three years commencing 1997 as Managing Director of Martin Wolf Associates, representing companies in both buy and sell side merger transactions and from 2000 to 2002 was Chief Executive Officer of milesandpoints.com, a travel-related Internet company.

      David R. Wells, Age 41

Mr. Wells has 19 years of experience in financial and corporate management, with particular emphasis as a negotiator, moderator, decision-maker and motivator with operations and administrative matters in finance, human resources, facilities management and intellectual property. In July, 2003, Mr. Wells came to the Company from Insurance Services of America, where he was acting Chief Operating Officer and Chief Financial Officer from May 2002 to June 2003. He previously served as Vice President, Finance and Administration for three companies: BroadStream, Inc. (November 2000-January 2002); Hollywood Stock Exchange, an internet gaming company (January 1999-September 2000); and ITE USA/Webchoice (July 1998 to January 1999). Before that he was the Chief Financial Officer of HSO Business Systems (1997) and held positions as a Senior Business Analyst, Controller, Sales Representative and Commercial/Corporate Lending officer with a number of California firms. He holds an MBA from Pepperdine University and a BA from Seattle Pacific University.

The Company is currently seeking additional outside directors. The Company cannot assure that it will be successful in finding new directors.

      Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(2)(58)(A) of the Exchange Act. R. B. (Rob) Hutchison currently is the sole audit committee member.

      Audit Committee Financial Expert

Due to limited resources, the Company does not yet have an audit committee financial expert, as that term is defined in Item 401(e)(2) of Regulation S-B, on its audit committee.

      Stockholder Recommendation of Board Nominees

Under the Company's informal procedures, the Company welcomes stockholder recommendations for nominations to the Company's Board of Directors, provided that the recommendations are received significantly in advance of the next annual meeting of stockholders and are addressed to the Chief Executive Officer. The Board of Directors will consider such stockholder recommendations and will decide whether to include such recommendation as a nominee for the Board of Directors, in its sole discretion.

The Company has not made any material changes to the procedures by which security holders may recommend nominees to the Company's Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 2004, by (a) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the named executive officers of the Company referred to on page 30 under the caption "Executive Compensation"; (c) each director of the Company; and (d) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 2694 Bishop Drive, Suite 270, San Ramon, CA 94583.

                                        Amount Beneficially Owned
Title of Class     Name and Address      and Nature of Ownership    Percentage of Class
--------------   --------------------   -------------------------   -------------------
 Common Stock         Jay Elliot             700,000--direct                       18.6%
 Common Stock      Gregory Duffell           500,000--direct                       13.3%
 Common Stock       Joshua Feller            100,000--direct                        2.7%
 Common Stock      Robin Hutchison           25,000--direct                         0.7%
 Common Stock       David R. Wells             125,000(1)                           3.3%
 Common Stock      All officers and         1,450,000--direct                      38.6%
                 directors as a group

Footnotes:

(1) This includes an option to buy 75,000 shares of Common Stock at a price to be determined.

The Company's Board of Directors intends to adopt a stock option plan and expects to submit such a plan at the next annual meeting of stockholders, which is currently scheduled to be held in November 2004.

                             EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of the fiscal years ended March 31, 2004, and March 31, 2003, to (i) the Company's chief executive officer ("CEO") during fiscal 2004; and (ii) the Company's three most highly compensated employees other than the CEO who were serving as executive officers at the end of fiscal 2004.

Summary Compensation Table
--------------------------


                                       Annual Compensation                                Long-term Payouts
               -           --------------------------------------------    ------------------------------------------------

                                                                          *        Awards               Payouts
                                                                          ---------------------------   -------               -

                                                                          Restricted
                                                                          Stock ($ as   Options (# of    LTIP     All Other
                                               Bonus     Other Annual     of date of     underlying     payouts   Compensa-
Name and Position          Year   Salary ($)    ($)    Compensation ($)     grant)       securities       ($)     tion ($)
------------------------   ----   ----------   -----   ----------------   -----------   -------------   -------   ---------
Jay Elliot,                2004      240,000    --                 --            --              --        --          --
   Chairman,               2003      240,000    --                 --            --              --        --          --
   CEO
Gregory Duffell,           2004      200,000    --                 --            --              --        --          --
   Director,
   International
   President
Joshua Feller,             2004      175,000    --                 --            --              --        --          --
   President,
   COO--
   Forward
   Solutions, Inc.
David R. Wells,            2004      160,000    --                 --            --           125,000      --          --
   VP Finance
   Operations


      Option/SAR Grants in Fiscal Year 2004

The Company did not grant any stock options or stock appreciation rights ("SARs") during the fiscal year ended March 31, 2004.

Aggregated Option/SAR Exercises in Fiscal Year 2004 and Fiscal Year 2004 Options/SAR Values

There were no exercises of options for the fiscal year ended March 31, 2004, and the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officer.

      Employment Contracts

On May 16, 2002, the Company entered into an employment agreement with Jay Elliot as its President and Chief Executive Officer for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $240,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. The President and Chief Executive Officer also received 700,000 shares of common stock as part of the compensation package and is eligible for a retention bonus at the discretion of the Board of Directors.

On April 1, 2003, the Company entered into an employment agreement with Joshua Feller as the President and Chief Operating Officer of Forward Solutions, Inc., a subsidiary of the Company, for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $175,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. Mr. Feller also received 100,000 shares of common stock as part of the compensation package and is eligible for a retention bonus at the discretion of the Board of Directors.

On July 15, 2003, the Company entered into a consulting agreement with Gregory Duffell as its International President for a period of three years, subject to certain cancellation provisions, including a mutual 90-day notice period. The agreement calls for annual payments of $200,000 paid semi-monthly, and provides for the reimbursement of approved expenses, including living expenses while in the United States. The agreement restricts the consultant from engaging in other business activities while under contract with the Company, and provides for other restrictions to protect the intellectual and business property of the Company.

On January 1, 2004, the Company entered into an employment  agreement with David
R. Wells as its Vice President Finance Operations for a perpetual period terminable upon 30-days notice by either party. The agreement calls for a salary at the rate of $160,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. In addition, Mr. Wells was due $17,500 for prior consulting services during the period ending March 31, 2004. The Vice President Finance Operations also received 125,000 options for the purchase of common stock, to be approved by the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 18, 2004, the Company acquired First Person through a merger of First Person with and into PowerHouse Acquisition Company, LLC ("PowerHouse Acquisition"), a newly created wholly-owned subsidiary of the Company, with PowerHouse Acquisition remaining as the surviving entity. At the time of the FPS Merger, Jay Elliot, the Chief Executive Officer and the Chairman of the Board of the Company, which at that time held approximately 46.43% of the fully diluted capital stock of First Person, was a director of First Person. In addition, each of Christopher Neumann and David Brett Levine, directors and executive officers of First Person, held approximately 22.90% of the fully diluted capital stock of First Person and, at the effective time of the contemplated merger, became employees of the Company and will receive compensation and benefits from the Company. See the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004--Merger with First Person Software, Inc." beginning on page 26.

Jay Elliot and Gregory Duffell, each of whom currently is an officer, director, and stockholder of the Company, were associated with the Company prior to the date upon which current management began to control the Company and during the period when certain of the events that led to the Company's filing of the complaint in the Proctor Litigation took place. The Rescission Offer and the waivers and general releases obtained in connection therewith, if exercisable, may serve to bar claims that might be brought against Messrs. Elliot and Duffell.

                                LEGAL PROCEEDINGS

      Proctor, et. al. and Related Matters

On September 15, 2003, the Company filed a complaint in the Superior Court of the State of California in and for the County of Los Angeles, South West District (the "Superior Court") captioned PowerHouse Technologies Group, Inc. v. Proctor, et. al., (case no: YC047491) (the "Proctor Litigation"). Named as defendants therein are Joseph Ford Proctor, the Chief Executive Officer of MayFair Capital Group Limited, BrickHouse Capital Venture Limited ("BrickHouse"), Julie Holfinger, and others. The complaint alleges that the defendants, in connection with a capital-raising effort for the Company, diverted a significant amount of funds from the Company. The complaint seeks to recover the diverted funds and to enjoin the transfer, sale or exercise of voting rights with respect to approximately seven (7) million shares of Common Stock claimed by the defendants, which would represent approximately 67% of the total shares of Common Stock currently outstanding (the "Proctor Group Shares"). On November 5, 2003, the Superior Court, without prejudice, declined to continue the temporary restraining order granted to the Company on September 15, 2003. Trial is tentatively set for November 2004.

The Company and its Board of Directors believes, based upon a review of all relevant information available to the Company and after consulting with the Company's counsel, that the Proctor Group Shares were illegally and invalidly issued and therefore, the Board of Directors of the Company has determined that the Proctor Group Shares are, and are to be deemed to be, not validly issued and outstanding and that the holders of those shares shall not be entitled to exercise any of the voting and other rights and privileges of stockholders of the Company in respect of such shares. The Board of Directors of the Company has taken actions it believes to be necessary and appropriate to implement the foregoing determinations. However, an unsuccessful result in the Proctor Litigation or actions against the Company and certain of its officers and directors with respect to matters included in or arising from the Proctor Litigation, if brought by stockholders, could have an adverse impact on the market for and the value of the Company's securities and the Company's ability to raise additional funds and continue its operations.

By letters dated November 20, 2003, and December 2, 2003, BrickHouse demanded payment by the Company of $5,000 for monthly consultant services for July 2003 and August 2003 and $622,354.86 for expenses allegedly advanced to, or for the benefit of, the Company. The Company has declined the request for payment and has informed BrickHouse that such amounts that may be owed to or from BrickHouse and its affiliates, or the Company and its affiliates, are the subject of the Proctor Litigation pending in the Superior Court.

By letters dated May 9, 2003, and June 9, 2003, six persons indicated that in 2001 they invested approximately $178,450, at $1.00 per share, in the Company "through Joseph Proctor and Julie Holfinger". The alleged investors informed the Company that they have not received confirmation of their investments nor any stock certificates despite sending "numerous" communications to Mr. Proctor and Ms. Holfinger. The alleged investors advised the Company that they will pursue criminal and civil actions against the Company. Despite requests made to the alleged investors, the Company has not received any documentation evidencing the investments. The Company is investigating this matter and intends to formulate a response in light of the results of its investigation and whatever additional documentation may be produced by the parties involved.

      Draft, Inc. and Related Matters

On July 29, 2004 the Company settled various legal matters with Draft, Inc. and its Chief Executive Officer, Howard Draft. The settlement agreement provided for a mutual release of all current and future claims and terminated the existing legal actions.

                                 Capitalization

The following table sets forth the capitalization of the Company as of August 13, 2004, including the percentages of the Company's voting power computed for each outstanding class of its securities on a fully converted and fully diluted basis as of that date.

Table : Capitalization

                                                         As of
                                                   August 13, 2004(1)
                                           ----------------------------------

                                               Shares       % of Voting Power
                                                             (2)(6)(7)(8)(9)
                                           --------------   -----------------
Shareholders' Equity
    Common Stock (200,000,000              2,756,149 shs.               36.84%
    shares authorized; 2,756,149
    shares issued and outstanding) (3)
         Preferred Stock (25,000,000
         shares authorized; 4,217,13
         shares issued and outstanding)
       Series A Senior                     3,711,433 shs.               35.22%
       Preferred Stock (4)
       Series A Junior                     1,082,026 shs.               10.27%
       Preferred Stock (5)
    Warrants
       Noteholder Warrants (6)              284,750 wts.                 2.70%
       Senior Preferred Warrants (7)        927,828 wts.                 8.81%
       Junior Preferred Warrants (8)        270,507 wts.                 2.57%
       Warrants due to Placement            378,675 wts.                 3.59%
       Agents (9)


(1) Gives effect to the recent closing of the Senior A Units Offering and the Rescission Offer and New Junior A Units Offering referred to in this Prospectus. Also gives effect to the exchange of $539,000 principal amount of certain Convertible Notes issued in 2003 and 2004 for a like principal amount of Convertible Notes and the issuance of an additional $2,100,000 principal amount of Convertible Notes as a bridge loan completed on April 20, 2004 and the conversion of the Convertible Notes into Senior A Preferred Stock. (See "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" on page 25). Does not give effect to a 3-for-1 stock split that the Company plans to effect shortly.

(2) Percentage of voting power, subject to adjustments for a Triggering Event and other specified occurrences as described elsewhere in this Prospectus. (See "Description of Securities--Preferred Stock" beginning on page 35).

(3) Does not include: (a) an aggregate of up to approximately 945,000 shares that may be issued to certain investors if the Registration Statement of which this Prospectus is a part is not effective under the Securities Act by September 12, 2004 (as to approximately 240,000 shares), or October 12, 2004 (as to approximately 760,000 shares), and (b) (i) 3,711,433 shares reserved for issuance upon conversion of the Senior A Preferred Stock; (ii) 1,082,026 shares reserved for issuance upon conversion of the Junior A Preferred Stock; (iii) 284,750 shares reserved for issuance upon exercise of the Noteholder Warrants;
(iv) 927,858 shares reserved for issuance upon exercise of the Senior A Preferred Warrants; (v) 270,507 shares reserved for issuance upon exercise of the Junior A Preferred Warrants; (vi) 378,675 shares reserved for issuance upon exercise of the Placement Agent Warrants; (vii) 1,125,000 shares reserved for issuance upon exercise of options that may be granted under the Employee Option Plan that the Company plans to adopt; and (viii) 108,991 shares held in escrow for issuance to former stockholders of First Person certain performance milestones are met pursuant to the FPS Merger Agreement. Also, does not include an aggregate of 7,200,000 shares that are claimed to be owned by the Proctor Group, as that matter is described under the captions "Legal Proceedings" beginning on page 32 and "Risk Factors--Litigation Risks" beginning on page 10.

(4) Issued pursuant to the Senior A Units Offering. Convertible at an original conversion price of $3.06 per share into shares of Common Stock. Includes 1,138,998 shares of Senior A Preferred Stock issued upon conversion of the Convertible Notes. (See "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004-- Completion of the Senior A Units Offering" beginning on page 25).

(5) Issued pursuant to the Rescission Offer and New Junior A Units Offering. Convertible at an original conversion price of $3.06 per share into shares of Common Stock (See "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004--Rescission Offer" beginning on page 25).

(6) Exercisable until five years from the date of issuance, at an original exercise price of $2.29 per share of Common Stock (subject to anti-dilution provisions). Percentage information assumes all warrants are exercised.

(7) Exercisable until five years from the date of issuance, at an original exercise price of $3.83 per share of Common Stock (subject to anti-dilution provisions). Percentage information assumes all warrants are exercised.

(8) Exercisable until five years from the date of issuance, at an original exercise price of $3.83 per share of Common Stock (subject to anti-dilution provisions). Percentage information assumes all warrants are exercised.

(9) Exercisable until five years from the date of issuance, at original exercise prices between $2.29 and $3.06 per share of Common Stock (subject to anti-dilution provisions). Includes 113,900 warrants due to placement agents issued in connection with the issuance of the Noteholder Warrants. Percentage information assumes all warrants are exercised.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 25,000,000 shares of preferred stock. As of August 13, 2004, there were 2,756,149 shares of Common Stock outstanding held by 656 stockholders, 3,711,433 shares of Series A Senior Preferred Stock outstanding held by 85 stockholders and 1,082,026 shares of Series A Junior Preferred Stock outstanding held by 102 stockholders.

The number of shares of Common Stock outstanding does not include the number of shares of Common Stock issuable upon the conversion of any shares of the Senior A Preferred Stock, the Junior A Preferred Stock, or upon the exercise of any Senior A Preferred Warrants, Junior A Preferred Warrants or Placement Agent Warrants.

Additionally, unless specifically set forth otherwise, the following discussion reflects the Company's position that the Proctor Group Shares were not legally and validly issued, and therefore, are not outstanding. See the discussion under the caption "Legal Proceedings" beginning on page 32.

Generally, holders of the Common Stock, the Junior A Preferred Stock and the Senior A Preferred Stock vote together and not as a separate class, except as specifically provided in the Company's Certificate of Designation, or as otherwise required by law. Each holder of Junior A Preferred Stock and Senior A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Junior A Preferred Stock or Senior A Preferred Stock. Each holder of Common Stock shall be entitled to one vote per share. In the event that any of the shares of Common Stock that are held by the Proctor Group are reinstated into the Company's capitalization (the "Triggering Event"), the holders of the outstanding Senior A Preferred Stock will automatically have the right to cast a number of votes, in the aggregate, equal to not less than 51% of the votes that can be cast by all outstanding securities of the Company that are entitled to vote, on an as-converted basis. In the event of a Triggering Event, the holders of the Junior A Preferred Stock will, through an automatic change in their conversion price, maintain the same percentage interest in the Company as they held immediately prior to the Triggering Event. However, in the event of a Triggering Event, the holders of the Common Stock do not have any additional protective rights and may be subject to substantial dilution.

Common Stock

The shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and the shares of Common Stock issuable upon conversion of the Senior A Preferred Stock and Junior A Preferred Stock and upon exercise of the Senior A Preferred Warrants, Junior A Preferred Warrants and Placement Agent Warrants have been duly and validly reserved, and when issued in accordance with their terms, will be, validly issued, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by the stockholders and a majority vote is required for action to be taken by the stockholders. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any are remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

Holders of the Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may be issued. Payment of dividends are restricted by the terms of the Company's Senior A Preferred Stock and Junior A Preferred Stock.

Preferred Stock

The outstanding shares of the preferred stock are validly issued, fully paid and non-assessable. The Company's Certificate of Incorporation provides that the Company may, by vote of its Board of Directors, issue the preferred stock in one or more series having the rights, preferences, privileges and restrictions thereon, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

      Series A Senior Preferred Stock

The Company has authorized 25,000,000 shares of preferred stock, of which it has designated 10,000,000 shares as "Series A Senior Convertible Preferred Stock." As of August 13, 2004, 3,711,433 shares of Senior A Preferred Stock are issued and outstanding.

Dividends. Each share of Senior A Preferred Stock is entitled to receive, to the extent funds are legally available, non-cumulative dividends, when and as declared by the Board of Directors, at the rate of 8.0% per year of the original purchase price (initially $3.06 per share), prior to and in preference to any declaration or payment of a dividend to the holders of the Junior A Preferred Stock or Common Stock. The dividend is payable commencing as of the date of issuance and thereafter semi-annually on June 1 and December 1 of each year, in either cash or in kind by issuance of additional shares of Senior A Preferred Stock, at the option of the Company. In addition, each share of Senior A Preferred Stock shares in all ordinary dividends or distributions, other than a liquidating distribution, declared or paid on the Common Stock or Junior A Preferred Stock, on an as-converted basis. Beginning on the second anniversary of the closing date of the Senior A Units Offering, if, during any semi-annual dividend accrual period, the closing price (determined on the basis of the average weighted daily trading price) of the Common Stock for 5 trading days falls below three times the original purchase price (appropriately adjusted for stock splits, stock dividends and the like), the dividend rate for that period shall increase to 12% per annum.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Senior A Preferred Stock is also entitled to a liquidation preference, in preference to any other class or series of our capital stock, equal to 150% of the original purchase price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences). After the payment of the Junior Preferred Liquidation Preference (as defined below) and with respect to the assets remaining thereafter, the holders of each share of Senior A Preferred Stock shall participate ratably, on an as-converted basis, with holders of the Common Stock in any subsequent distribution. Upon conversion of shares of Senior A Preferred Stock into shares of Common Stock, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution with the holders of Common Stock.

Secured Party Status. The holders of the Senior A Preferred Stock shall be secured by a senior lien on the intellectual property and the Company's rights under management employment contracts of the Company.

Conversion. Our Senior A Preferred Stock is convertible, at the option of the holder at any time, into shares of Common Stock, initially at the rate of one share of Common Stock for each share of Senior A Preferred Stock, subject to adjustments for any stock split, stock dividend, stock combination, stock subdivision or like occurrences.

Each share of Senior A Preferred Stock shall be converted, automatically and without further action on the part of any person of the Company, into that number of shares of Common Stock equal to the quotient obtained by divided (i) the liquidation preference per share of Senior A Preferred Stock by (ii) the then applicable conversion price (i) no less than 30 days after the Company provides written notice to holders of the Senior A Preferred Stock certifying that the closing price (determined on the basis of the average weighted daily trading price) of the Common Stock for 35 consecutive trading days has exceeded three times the original liquidation preference of the Senior A Preferred Stock, plus accrued and unpaid dividends, and has traded in volumes of at least 100,000 shares per day during such 35-day period; (ii) upon receipt of the written notice of holders of a majority of the then-outstanding shares of Senior A Preferred Stock of their election to cause an automatic conversion; or (iii) upon the closing of an underwritten public offering of at least 15% of the Common Stock outstanding immediately prior to such offering (including a Rule 144A/Regulation S offering) with proceeds of at least $25,000,000 to the Company, at a price per share of at least six times the original purchase price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) plus any accrued but unpaid dividends the of Senior A Preferred Stock on an as-converted basis (a "Qualified Financing").

Change in Conversion Price. If the Company issues or sells Common Stock without consideration or for a consideration per share less than the conversion price in effect immediately prior to the time of such issue or sale, then the conversion price shall be reduced to a price equal to the price paid (or deemed to have been paid) per share for such additional shares of Common Stock. In the event of the Triggering Event, the conversion price shall be proportionately reduced to a price such that after adjustment of the conversion price the holders of the Senior A Preferred Stock, in the aggregate, shall hold the greater of (i) the percentage of equity ownership of the Company owned as of the closing date of the Senior A Units Offering (disregarding any equity deemed owned by members of the Proctor Group) by the holders of Senior A Preferred Stock, in the aggregate (the "Senior Preferred Ownership Percentage" or (ii) 51% of all outstanding securities of the Company that are entitled to vote, or capable of voting, including shares of Common Stock, shares of Junior A Preferred Stock, shares of Senior A Preferred Stock, and any other securities exercisable for, convertible into, or exchangeable for, voting stock of the Company.

Voting. The Senior A Preferred Stock shall have the right to vote together with the holders of the Junior A Preferred Stock and Common Stock as a single class and each holder of Senior A Preferred Stock shall be entitled to one vote for each share of Common Stock. Upon a Triggering Event, the holders of the Senior A Preferred Stock outstanding shall automatically have the right to cast a number of votes, in the aggregate, equal to 51% of the votes that can be cast by all outstanding securities of the Company that are entitled to vote, or capable of voting, including shares of Common Stock, shares of Junior A Preferred Stock, shares of Senior A Preferred Stock, and any other securities exercisable for, convertible into, or exchangeable for, voting stock of the Company.

Right to Designate Directors. The holders of the Senior A Preferred Stock, voting together as a separate class, are entitled to elect one member of the Board of Directors and currently Middlebury Capital, as placement agent, has the right to appoint such member. As of August 13, 2004, no such person has been identified to the Company by Middlebury Capital. The holders of the Junior A Preferred Stock and Common Stock, voting together as a separate class, shall be entitled to elect the remaining members of the Board. Upon a Triggering Event, the holders of the Senior A Preferred Stock, voting together as a separate class, have the right to elect a majority of the members of the Board (each of whom shall be appointed by Middlebury Capital, as placement agent).

Keep Even Right. In the event the Company sells equity securities, convertible securities or warrants to any person, the holders of the Senior A Preferred Stock have the right to purchase their pro rata portion of such shares for a period of 45 days after the closing of such sale (the "Keep Event Right"). The Keep Even Right shall not apply to any underwritten public offering of Company equity securities by an internationally recognized underwriter at a price per share of Common Stock no less than three times the original purchase price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences).

Restrictions on Transfer. Transfers of the Senior A Preferred Stock are unrestricted, except (a) as to legal compliance (e.g., that the transaction is not subject to the registration requirements of the Securities Act, and any applicable state securities laws); (b) as to transfers to persons or entities that are competitors of the Company; (c) as to transfers to the Proctor Group or any former director or officer of Agate. All transferees of the Senior A Preferred Stock are required to certify that they are not members of the Proctor Group by completing and furnishing to the Company a transfer certification form in substance and form reasonably satisfactory to the Company.

Blocker Provision. Each holder of Senior A Preferred Stock is prevented from converting his/her/its shares of Senior A Preferred Stock or exercising any Senior A Preferred Warrants to the extent that the conversion or exercise would result in such holder of Senior A Preferred Stock and its affiliates together beneficially owning more than 9.999% of the outstanding shares of the Company's Common Stock (as beneficial ownership is defined by rules promulgated by the SEC pursuant to Section 13(d) of the Exchange Act).

      Junior A Preferred Stock

As of August 13, 2004, the Company has authorized 25,000,000 shares of preferred stock, of which it has designated 5,000,000 shares as "Series A Junior Convertible Preferred Stock."

Dividends. The holders of the Junior A Preferred Stock are not entitled to a dividend, other than ordinary dividends or distributions, other than a liquidating distribution, declared or paid on the Common Stock, on an as-converted basis.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Junior A Preferred Stock is entitled to a liquidation preference (the "Junior Preferred Liquidation Preference"), subordinate to any liquidation preference paid to the holders of the Senior A Preferred Stock but in preference to any distributions made to the holders of the Common Stock, equal to the greater of (i) $2,600,000 in the aggregate or (ii) the Junior A Preferred Stock holder's share of the liquidation proceeds of the Company, determined on an as-converted basis.

Conversion. Our Junior A Preferred Stock is convertible, at the option of the holder at any time, into shares of Common Stock, initially at the rate of one share of Common Stock for each share of Junior A Preferred Stock, subject to adjustments for any stock split, stock dividend, stock combination, stock subdivision or like occurrences.

Each share of Junior A Preferred Stock automatically converts into the number of shares of Common Stock at the then applicable conversion price (i) no less than 30 days after the Company provides written notice to holders of the Junior A Preferred Stock certifying that the closing price (determined on the basis of the average weighted daily trading price) of the Common Stock for 35 consecutive trading days has exceeded three times the original liquidation preference of the Junior A Preferred Stock plus accrued and unpaid dividends at certain established trading volumes; (ii) upon receipt of the written notice of holders of a majority of the then-outstanding shares of Junior A Preferred Stock of their election to cause an automatic conversion; or (iii) upon the closing of a Qualified Financing.

Change in Conversion Price. Provided that that any adjustment of the conversion price of the Junior A Preferred Stock does not dilute the shares of the Senior A Preferred Stock, the conversion price of the Junior A Preferred Stock shall be immediately adjusted upon the occurrence of a Triggering Event as follows: the aggregate number of shares of Common Stock into which the shares of Junior A Preferred Stock shall be convertible shall be the number of shares of Common Stock equal to the result obtained by multiplying (x) the Post-Event Number of Net Common Shares by (y) the Pre-Event Junior Preferred Portion. For purposes hereof (I) the "Post-Event Number of Net Common Shares" shall be the difference between (A) the sum of all the shares of (i) the Common Stock issued and outstanding (including the shares of Common Stock owned or claimed to be owned by the Proctor Group) and (ii) reserved for issuance upon exercise or conversion or exchange of all outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, Common Stock and (B) the sum of all shares of Common Stock therefore issued and issuable upon conversion of the Senior A Preferred Stock; and (II) the "Pre-Event Junior Preferred Portion" shall be a fraction, (A) the numerator of which shall be the number of shares of Common Stock into which the Junior A Preferred Stock is convertible into immediately prior to the occurrence of such Triggering Event and (B) the denominator of which shall be the difference between (i) the sum of all shares of Common Stock issued and reserved for issuance on such date and (ii) the shares of Common Stock issued and reserved for issuance upon conversion of the Senior A Preferred Stock.

Voting. The Junior A Preferred Stock shall have the right to vote together with the holders of the Senior A Preferred Stock and Common Stock as a single class and each holder of Junior A Preferred Stock shall be entitled to one vote for each share of Common Stock.

Restrictions on Transfer. Transfers of the Junior A Preferred Stock are unrestricted, except (a) as to legal compliance (e.g., that the transaction is not subject to the registration requirements of the Securities Act, and any applicable state securities laws); (b) as to transfers to persons or entities that are competitors of the Company; (c) as to transfers to the Proctor Group or any former director or officer of Agate. All transferees of the Junior A Preferred are required to certify that they are not members of the Proctor Group by completing and furnishing to the Company a transfer certification in substance and form reasonably satisfactory to the Company.

Senior A Preferred Warrants

In connection with the Senior A Units Offering, the Company issued "Senior A Preferred Warrants" to purchase an aggregate of 1,212,608 shares of Common Stock with an expiration date of five years from the date of issuance. The exercise price of the Senior A Preferred Warrants is equal to $3.83 per share, as adjusted pursuant to the terms of the Senior A Preferred Warrants. The Senior A Preferred Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the total exercise price. The Senior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

Junior A Preferred Warrants

In connection with the Junior A Units Offering, the Company issued "Junior A Preferred Warrants" to purchase an aggregate of 270,507 shares of Common Stock with an expiration date of five years from the date of issuance. The exercise price of the Junior A Preferred Warrants is equal to $3.83 per share, as adjusted pursuant to the terms of the Junior A Preferred Warrants. The Junior A Preferred Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the total exercise price. The Junior A Preferred Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

Preferred Placement Agent Warrants

In connection with the Senior A Units Offering, the Company issued "Preferred Placement Agent Warrants" to Middlebury Capital, as placement agent, to purchase an aggregate of 113,900 shares of Senior A Preferred Stock with an expiration date of five years from the date of issuance. The exercise price of the Preferred Placement Agent Warrants is equal to $3.06 per share, as adjusted pursuant to the terms of the Preferred Placement Agent Warrants. The Preferred Placement Agent Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Senior A Preferred Stock at the time of exercise of the warrant after deduction of the total exercise price. The Preferred Placement Agent Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

Common Placement Agent Warrants

Also in connection with the Senior A Units Offering, the Company issued "Common Placement Agent Warrants" to Middlebury Capital, as placement agent, to purchase an aggregate of 264,775 shares of Common Stock with an expiration date of five years from the date of issuance. The exercise price of the Common Placement Agent Warrants is equal to $2.29 per share, as adjusted pursuant to the terms of the Common Placement Agent Warrants. The Common Placement Agent Warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the total exercise price. The Common Placement Agent Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

Delaware Law and Our Charter and By-law Provisions; Anti-takeover Effects

Section 203 of the Delaware General Corporation Law ("DGCL") prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or
(iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock.

The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-laws do not currently contain any provision election not to be governed by Section 203 of the DGCL. The provision of Section 203 of the DGCL may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company or discourage a potential acquirer from making a tender off or otherwise attempting to obtain control of the Company.

Under our By-laws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of the directors then in office, making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

Our Certificate of Incorporation contains provisions permitted under the DGCL statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL statute. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

The rights of the holders of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of the Senior A Preferred Stock, the rights of holders of the Junior A Preferred Stock and any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Section 145 of the DGCL authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article VI of the Company's Bylaws provides for broad indemnification of directors and officers.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              FINANCIAL STATEMENTS

POWERHOUSE TECHNOLOGIES GROUP, INC.
(A Development Stage Company)

FOR THE YEAR ENDED MARCH 31, 2004,
THE PERIOD FROM MAY 16, 2002 (INCEPTION) TO MARCH 31, 2003
AND THE PERIOD FROM MAY 16, 2002 (INCEPTION) TO MARCH 31, 2004

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

Independent Auditor's Report .............................................   F-2

Consolidated Balance Sheet - As of March 31, 2004 ........................   F-3

Consolidated Statements of Operations -For the Year Ended March 31,
2004, the Period from May 16, 2002 (inception) to March 31, 2003 and the
Period from May 16, 2002 (inception) to March 31, 2004 ...................   F-4

Consolidated Statements of Stockholders' Equity (Deficit) - For the
Period from May 16, 2002 (inception) to March 31, 2004 ...................   F-5

Consolidated Statements of Cash Flows - For the Year Ended March 31,
2004, the Period from May 16, 2002 (inception) to March 31, 2003 and the
Period from May 16, 2002 (inception) to March 31, 2004 ...................   F-6

Notes to the Financial Statements ........................................   F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
PowerHouse Technologies Group, Inc.
San Ramon, CA

We have audited the accompanying consolidated balance sheet of PowerHouse Technologies Group, Inc. (A Development Stage Company) (the "Company") as of March 31, 2004 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PowerHouse Technologies Group, Inc. as of March 31, 2004 and the results of its operations and its cash flows for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has an accumulated deficit that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

HEIN & ASSOCIATES LLP

Orange, California
June 10, 2004

                       POWERHOUSE TECHNOLOGIES GROUP, INC.
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2004

                                     ASSETS
                                     ------

CURRENT ASSETS:
   Cash and cash equivalents                                $         807,484
   Accounts receivable                                                 22,938
   Inventory                                                           16,088
   Deferred loan costs                                                172,042
   Other current assets                                                20,000
                                                            -----------------
     Total current assets                                           1,038,552
                                                            -----------------
   OTHER ASSETS:
     License fee                                                      208,418
     Investment in equity invest                                      318,511
     Other assets                                                       2,049
     Total other assets                                               528,978
                                                            -----------------
TOTAL ASSETS                                                $       1,567,530
                                                            -----------------


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

CURRENT LIABILITIES:
   Convertible debt, net of debt discount                   $      1,492,758
   Accounts payable                                                  930,063
   Finders' fee payable                                               60,825
   Accrued compensation                                              332,083
   Due to officer                                                     21,251
   Accrued liabilities                                               752,087
                                                            -----------------
     Total current liabilities                                     3,589,067
                                                            -----------------
TOTAL LIABILITIES                                                  3,589,067
                                                            -----------------

COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)

STOCKHOLDERS' EQUITY (DEFICIT):
   Common stock, $.0001 par value;
     200,000,000 shares authorized;
     3,756,516 shares issued and outstanding                             376
   Additional paid in capital in excess of par value               6,843,990
   Deferred consulting compensation                                 (139,650)
   Deficit accumulated in development stage                       (8,726,253)
                                                            -----------------
     Total stockholders' equity (deficit)                         (2,021,537)
                                                            -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)        $      1,567,530
                                                            ================

The accompanying notes are an integral part of the consolidated financial statements.

                       POWERHOUSE TECHNOLOGIES GROUP, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       FOR THE PERIOD         FOR THE
                                                        FROM MAY 16,        PERIOD FROM
                                     FOR THE YEAR         2002             MAY 16, 2002
                                      ENDED MARCH      (INCEPTION) TO     (INCEPTION) TO
                                       31, 2004        MARCH 31, 2003     MARCH 31, 2004
                                    ---------------    ---------------    ---------------
REVENUES                            $       345,585    $          --      $       345,585

COST OF SALES                               214,671               --              214,671
                                    ---------------    ---------------    ---------------
GROSS PROFIT                                130,914               --              130,914
                                    ---------------    ---------------    ---------------
OPERATING EXPENSES:
   Research and development                 108,392            211,180            319,572
   Sales and marketing                    1,782,344            186,812          1,969,156
   General and administrative             2,611,467            542,881          3,154,348
                                    ---------------    ---------------    ---------------
     Total operating expenses             4,502,203            940,873          5,443,076

NON-OPERATING EXPENSES:
   Loss due to theft                      1,789,411          1,353,348          3,142,759
   Equity in loss of investee               152,345             29,144            181,489
   Interest                                  63,884              3,995             67,879
   Other expense                             20,364               --               20,364
                                    ---------------    ---------------    ---------------
     Total non-operating expenses         2,026,004          1,386,487          3,412,491

LOSS BEFORE INCOME TAXES                 (6,397,293)        (2,327,360)        (8,724,653)

PROVISION FOR INCOME TAXES                      800                800              1,600
                                    ---------------    ---------------    ---------------

NET LOSS                            $    (6,398,093)   $    (2,328,160)   $    (8,726,253)
                                    ===============    ===============    ===============

NET LOSS PER COMMON SHARE -
   BASIC AND DILUTED                $         (1.95)   $         (2.07)
                                    ===============    ===============

WEIGHTED AVERAGE COMMON
   SHARES - BASIC AND DILUTED             3,285,107          1,127,425
                                    ===============    ===============

The accompanying notes are an integral part of the consolidated financial statements.

                       POWERHOUSE TECHNOLOGIES GROUP, INC.
                          (A Development Stage Company)

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE PERIOD FROM MAY 16, 2003 (INCEPTION) TO MARCH 31, 2004

                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                                        COMMON       ADDITIONAL       DEFERRED            IN
                                          COMMON        STOCK          PAID-IN       CONSULTING       DEVELOPMENT
                                          SHARES       AMOUNTS         CAPITAL      COMPENSATION         STAGE            TOTAL
                                         ---------   ------------   -------------   -------------    -------------    -------------
BALANCE, May 16, 2002 (inception)             --     $       --     $        --     $        --      $        --      $        --
   Issuance of shares for services to
      officers and consultant            1,250,000            125            --              --               --                125
   Issuance of shares related to
      investment in equity investee in
      November 2002                         40,000              4          99,996            --               --            100,000
   Net loss                                   --             --              --              --         (2,328,160)      (2,328,160)
                                         ---------   ------------   -------------   -------------    -------------    -------------
BALANCE, March 31, 2003                  1,290,000            129          99,996            --         (2,328,160)      (2,228,035)
   Issuance of stock for employee
      compensation at $5.00 per share      100,000             10         499,990            --               --            500,000
   Effect of reverse merger with Agate
      Technologies, Inc. upon closing,
      May 19, 2003                         888,525             89        (280,515)           --               --           (280,426)
   Issuance of stock for cash            1,248,191            125       5,442,234            --               --          5,442,359
   Issuance of stock for professional
      services at $4.65 per share           60,000              6         278,994            --               --            279,000
   Issuance of stock for professional
      services at $5.00 per share           50,000              5         174,995            --               --            175,000
   Issuance of stock for professional
      services at $3.50 per share           79,800              8         279,292        (139,650)            --            139,650
   Issuance of stock for professional
      services at $2.75 per share           40,000              4         109,996            --               --            110,000
   Estimated value of beneficial
      conversion of convertible notes         --             --           239,008            --               --            239,008
   Net loss                                   --             --              --              --         (6,398,093)      (6,398,093)

                                         ---------   ------------   -------------   -------------    -------------    -------------
BALANCE,  March 31, 2004                 3,756,516   $        376   $   6,843,990   $    (139,650)   $  (8,726,253)   $  (2,021,537)
                                         =========   ============   =============   =============    =============    =============

The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        FOR THE PERIOD     FOR THE PERIOD
                                                                         FROM MAY 16,       FROM MAY 16,
                                                       FOR THE YEAR     2002 (INCEPTION)   2002 (INCEPTION)
                                                       ENDED MARCH 31,   TO MARCH 31,       TO MARCH 31,
                                                          2004               2003               2004
                                                       -------------    ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                             $  (6,398,093)   $    (2,328,160)   $    (8,726,253)
  Adjustments to Reconcile Net Loss to Net Cash
     Used in
     Operating Activities:
     Common stock issued for services                      1,203,650                125          1,203,775
     Equity in loss of investee                              152,345             29,144            181,489
     Interest expense related to debt issuance costs          21,261               --               21,261
     Interest expense related to amortization of
       debt discount                                          37,766               --               37,766
     Changes in operating liabilities:
       Accounts receivable                                   (22,938)              --              (22,938)
       Inventory                                             (16,088)              --              (16,088)
       Other current assets                                  (20,000)              --              (20,000)
       License fee                                          (118,418)              --             (118,418)
       Other assets                                           (2,049)              --               (2,049)
       Accounts payable                                      807,510            122,553            930,063
       Accrued compensation                                  267,083             65,000            332,083
       Due to officer                                        (72,416)            93,667             21,251
       Accrued liabilities                                   357,608               --              357,608
                                                       -------------    ---------------    ---------------
  Net cash used in operating activities                   (3,802,779)        (2,017,671)        (5,820,450)
                                                       -------------    ---------------    ---------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in equity of investee                              --             (130,000)          (130,000)
                                                       -------------    ---------------    ---------------
  Net cash used in investing activities                         --             (130,000)          (130,000)
                                                       -------------    ---------------    ---------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of finders' fee                                    (50,000)              --              (50,000)
  Payment of debt issuance costs                             (98,425)              --              (98,425)
  Principal payments on note payable to equity
     investee                                               (183,995)           (86,005)          (270,000)
  Advances on common stock subscriptions                        --            2,233,676          2,233,676
  Proceeds from convertible notes                          1,684,000               --            1,684,000
  Proceeds from sale of common stock                       3,258,683               --            3,258,683
                                                       -------------    ---------------    ---------------
  Net cash provided by financing activities                4,610,263          2,147,671          6,757,934


NET DECREASE IN CASH AND CASH EQUIVALENTS                    807,484               --              807,484


CASH AND CASH EQUIVALENTS, beginning of year                    --                 --                 --
                                                       -------------    ---------------    ---------------

CASH AND CASH EQUIVALENTS, end of year                 $     807,484    $          --      $       807,484
                                                       =============    ===============    ===============


NON-CASH INVESTING ACTIVITY:
  Purchase of investment in equity investee through
     a note payable                                    $        --      $       270,000    $       270,000
                                                       =============    ===============    ===============
  Issuance of common stock in exchange for an
     investment in equity investee                     $        --      $       100,000    $       100,000
                                                       =============    ===============    ===============
  Debt discount recognized in connection with
     convertible notes                                 $     239,008    $          --      $       239,008
                                                       =============    ===============    ===============
  Liabilities assumed upon Company's combination
     with Agate Technologies, Inc.                     $     280,426    $          --      $       280,426
                                                       =============    ===============    ===============

The accompanying notes are an integral part of the consolidated financial statements.

1.    ORGANIZATION AND NATURE OF OPERATIONS

      Development Stage Operations - PowerHouse Technologies Group, Inc. (a Development Stage Company) (the "Company") is a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Delaware on May 16, 2002 as PowerHouse Studios. On May 19, 2003, the Company completed a combination with Agate Technologies, Inc. and conducted a 1-for-122 reverse split of the Agate Technologies, Inc. common stock. Concurrent with this transaction, the company amended its Articles of Incorporation changing its name to PowerHouse Technologies Group, Inc.

      The Company has limited operating history and limited revenues. The Company's business is to acquire, develop and market computing software and infrastructure technologies designed to improve the way personalized mobile information is stored, carried and accessed.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company is subject to the risks and uncertainties associated with a new business, has no established source of revenue and has incurred significant losses from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

      Subsequent to March 31, 2004, the Company successfully completed the sale of Senior Units composed of shares of the Company's Series A Senior Convertible Preferred Stock and Series A Common Stock Purchase Warrants. Through June 30, 2004, the Company had raised approximately $8,722,605 from this offering. According to the terms of the offering, the Company could raise up to $15,000,000. The Company's management is continuing their efforts to raise additional funds under the terms of this offering.

      Management estimates that the current funds available and on-hand will be adequate to fund operations throughout fiscal 2005. The Company anticipates that revenue from the sale of its current product line will begin increasing during the first half of its fiscal year 2005, and will have a material impact offsetting operating expenses during the second half of fiscal 2005. In addition to the anticipated increase in revenue, Company's management intends to raise additional funds through debt-financing based on available short-term assets. The Company has not yet negotiated with any banks or lending institutions, and may not be able to arrange for loans or financings on favorable terms.

      Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Management bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results could differ from those estimates.

      Cash and Cash Equivalents - The Company considers temporary liquid investments with an original maturity of three months or less to be cash equivalents.

      Accounts Receivable - Accounts Receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible, based upon historical experience and management's evaluation of outstanding accounts receivable at the end of the year. At March 31, 2004, management believes that all amounts are collectible.

      Inventory - Inventory is valued at the lower of cost or market with cost determined by the first-in, first-out method. Inventory consists mainly of finished goods, media, and packaging supplies. At March 31, 2004, inventory represented finished goods.

      Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of long-lived assets used in operations might be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated undiscounted cash flows estimated to be generated by those assets would be compared to their carrying amounts to determine if a write-down to market value or discounted cash flows is required.

      Revenue Recognition Policy - The Company recognizes revenue from distributors when the product has been sold to third party customers. Revenue from sales through the Company's website is recognized after the 30 day return period has lapsed.

      Basic and Diluted Loss Per Share - In accordance with the Financial Accounting Standards Board's ("FASB") SFAS No. 128, "Earnings Per Share," the basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in the same way as basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive.

      Stock-Based Compensation - SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation at fair value. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

      In accordance with SFAS 123, the Company discloses the impact of the fair value accounting of employee stock options. Transactions in equity instruments with non-employees for goods or services have been accounted for using the fair value method as prescribed by SFAS 123.

      There were no stock-based employee compensation awards granted as of March 31, 2004.

      Research and Development - Research and development costs are charged to expense as incurred.

      Fair Value of Financial Instruments - The estimated fair values for financial instruments under FASB SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. For certain of the Company's financial instruments, including certain assets, accounts payable, accrued liabilities and debt, the carrying amounts approximate fair value due to their maturities.

      Concentrations of Credit Risk - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

      Financial instruments that subject the Company to credit risk consist of cash balances maintained in excess of federal depository insurance limits and accounts receivable, which have no collateral or security. At March 31, 2004, the Company had cash accounts with several financial institutions with a combined balance of $707,579, which were not guaranteed by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

      Investment in Affiliated Companies - The equity method of accounting is used for investments in which the Company has significant influence. Generally this represents common stock ownership or partnership equity of at least 20% and not more than 50%. The cost method of accounting is used for investments in which the Company does not have significant influence. Generally this represents common stock ownership or partnership equity of less than 20%. See Note 3.

      Income Taxes - The Company accounts for income taxes using the asset and liability method, as set forth in SFAS No. 109, "Accounting for Income Taxes," wherein deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

      Recently Issued Accounting Pronouncements - In January 2003, the FASB issued FASB Interpretation ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 establishes accounting guidance for consolidation of a variable interest entity ("VIE"), formerly referred to as special purpose entities. FIN 46 applies to any business enterprise, both public and private, that has a controlling interest, contractual relationship or other business relationship with a VIE. FIN 46 provides guidance for determining when an entity ("Primary Beneficiary") should consolidate a VIE that functions to support the activities of the Primary Beneficiary. The Company has no contractual relationship or other business relationship with a VIE and, therefore, the adoption of FIN 46 will not have an effect on its financial position, results of operations, or cash flows.

      In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 represents the first phase of the FASB's project to clarify the accounting treatment of certain instruments that possess characteristics of both liabilities and equity. SFAS 150 generally requires that freestanding financial instruments that obligate the issuer to redeem the holders' shares, or are indexed to such an obligation, and are settled in cash or settled with shares meeting certain conditions be treated as liabilities. The provisions of SFAS 150 are effective immediately for instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003, with the exception of mandatorily redeemable instruments of non-public companies, which become subject to SFAS 150 for fiscal periods beginning after December 15, 2003. As of March 31, 2004, the Company had no freestanding financial instruments subject to redemption.

3.    INVESTMENT IN EQUITY INVESTEE

      During fiscal year 2003, the Company purchased a 49% interest of the then outstanding shares of First Person Software, Inc. ("First Person"). The total purchase price of the investment in First Person was $500,000, which included the promissory note in the amount of $270,000 (Note 4), a cash payment of $130,000 and 4 of the Company's common shares in exchange for 912,265 shares of First Person's common shares, representing 49% of First Person. This transaction has been accounted for under the equity method.

      The following summarizes information as to the assets, liabilities, equity, and results of the investee's operations:

                                                    March 31, 2004
                                                     (unaudited)
                                                    --------------
      Current assets                                $       40,611
      Total assets                                  $      192,368
      Total liabilities                             $      236,823
      Total stockholders' deficit                   $       44,455
      Total liabilities and stockholders' deficit   $      192,368
      Revenues                                      $       34,584
      Loss from operations                          $      314,708
      Net loss                                      $      310,908


      For the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004, the Company recorded a loss of $152,345, $29,144 and $181,489, respectively, for the Company's 49% interest in First Person's net loss.

4.    DEBT

      Note Payable to Equity Investee - During fiscal 2003, the Company entered into a promissory note in the amount of $270,000 for the purchase of 49% of the then outstanding shares of First Person. The note bore interest at the rate of 6% per annum. Assets were not required to be collateralized. As of March 31, 2004, the note was paid.

      As of March 31, 2004, the Company incurred interest expense of $7,113 and had not repaid this amount. Subsequent to March 31, 2004 the Company acquired the remaining outstanding stock of First Person and assumed this asset of First Person. See Note 10.

      Bridge Loan - In March 2004, the Company issued $1,240,000 in secured convertible notes under a Bridge Loan agreement with Middlebury Capital, in which the principal balance of the notes and accrued and unpaid interest will automatically convert into units of equity upon a qualified equity financing of not less than $8 million at the lower of 75% of the price per share paid in the qualified equity financing or $2.69 per share. The convertible notes and accrued interest are convertible at the option of the holder at any time at $2.69 per share. Interest on the convertible notes accrues at 10% per annum beginning of the 90th day following the day after the date of the convertible notes. The convertible notes are due approximately one year from the date of the notes. At March 31, 2004, the amounts owing under the secured convertible notes were $1,240,000.

      Subsequent to March 31, 2004, the Company had an initial closing following a qualified equity financing for which the secured convertible debt was converted into equity. See Note 10.

      Secured Convertible Notes - In October 2003, the Company offered up to $10,000,000 in its 10% secured convertible notes, bearing interest per annum with a maturity of 10 years. The notes are collateralized by all of the Company's intellectual property and tangible assets of the Company, current and future. The notes were convertible at any time, at the holder's option and at an initial conversion price of $4.00 per share. During March 2004, the Company effectively exchanged these notes under terms as to the Bridge Loan convertible notes. At March 31, 2004, the amount owing under the secured convertible notes were $444,000.

      Interest expense of $1,739 was accrued and payable at March 31, 2004.

      Beneficial Conversion Feature and Deferred Loan Costs - The Bridge Loan convertible notes and secured convertible notes contain a beneficial conversion feature, as the notes are convertible into equity at prices that are less than the market prices at the date of the note issuances. The beneficial conversion feature and related deferred loan costs are being amortized over the life of the convertible notes and charged to interest expense.

5.    INCOME TAXES

      As of March 31, 2004, the Company had net operating loss carryforward of approximately $8,726,253 which begins to expire in 2023. The tax provision for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004 in the accompanying statements of operations represent the California franchise tax.

      A valuation allowance has been recorded against the Company's deferred tax assets, as the Company cannot yet determine that it is probable that the assets will be realized. Any future benefits recognized from the reduction of the valuation allowance will result in a reduction of income tax expense.

6.    STOCKHOLDERS' EQUITY

      Common Stock - As of March 31, 2004, the Company had 200,000,000 common shares authorized and 3,756,516 shares outstanding. The holders of common stock are entitled to one vote per share.

      Effective May 19, 2003, PowerHouse Studios, Inc. completed a combination with Agate Technologies, Inc. Thereafter, the Company amended its Articles of Incorporation to change its name to PowerHouse Technologies Group, Inc. and completed a 1-for-122 reverse split of the Agate Technologies, Inc. common stock for which the Company issued 888,525 shares of its common stock and assumed Agate Technologies, Inc.'s liabilities totaling $280,426. The combination was accounted for as a reverse acquisition. As a result, no goodwill was recorded.

      Issuance of Shares for Common Stock Purchases - From the Company's inception, May 16, 2002, to March 31, 2003, the Company received amounts totaling $2,183,676, which represented common stock subscriptions for the purchase of shares in the combined Agate/PowerHouse Studios entity. The combination was completed and deemed effective on May 19, 2003. The amounts received for the common stock subscriptions were recorded as a liability at March 31, 2003, and were relieved on May 19, 2003 upon the effectiveness of the combination for which the Company issued 501,995 shares of its common stock. From April 1, 2003 to July 31, 2003, the Company received an additional $3,258,683, net of stock issuance costs, for common stock purchases.

      These shares were issued at $5.00 per share based on the Company's private placement offering of 4,000,000 shares of the Company's common stock. The private placement was terminated in August 2003.

      Common Stock Issued for Compensation and Consulting Services - In April 2003, the Company issued 100,000 shares of its common stock to the President and Chief Executive Officer of Forward Solutions, Inc., a wholly-owned subsidiary. Compensation expense of $500,000 was recorded in the year ended March 31, 2004 related to these shares. See Note 7.

      In December 2003, the Company issued 60,000 shares of its common stock to a director and employees for services and compensation. Compensation expense of $279,000 was recorded related to these shares.

      In March 2004, the Company issued 40,000 shares of its common stock to The Hoffman Agency, a public relations company, as payment for certain amounts owed as part of normal operations. Consulting expense of $110,000 was recorded related to these shares.

      In March 2004, the Company issued 50,000 shares of common stock to certain individuals who operate as RedCentre Consulting Limited for performing sales and marketing services in Western Europe. Consulting expense of $175,000 was recorded related to these shares.

      In March 2004, the Company issued 79,800 shares of common stock to certain individuals who operate as New Health Systems for performing product development services. Consulting expense of $139,650 was recorded related to these shares, and $139,650 was recorded in stockholders' equity as deferred consulting compensation for future services.

      As of March 31, 2004, the Company had not issued any stock options. However, in anticipation of the Board of Directors adopting a stock option plan, the Company has offered certain employees and consultants options for the purchase of the Company's common stock. In addition, certain vendors have been granted options for the purchase of the Company's common stock based on contractual arrangements.

7.    OPTIONS

      Stock Option Plan - As of March 31, 2004, the Company had not formalized a stock option plan. However, in anticipation of the Board of Directors adopting a stock option plan, the Company has offered certain employees options for the purchase of the Company's common stock upon the Company's adoption of a formalized stock option plan. Options offered to employees as of March 31, 2004, contingent upon a formalized stock option plan, were 180,000. Subsequent to March 31, 2004, the Company offered 30,000 options to employees upon the Company's adoption of a stock option plan.

      Consultants - In April 2003, the Company entered into an agreement for financial public relations services. This agreement calls for monthly cash payments of $7,500, plus reimbursement of out-of-pocket expenses as approved by the Company. The agreement also provided for stock options equal to $150,000 (but not less than 60,000 shares) based on the closing price of the Company's stock as of April 15, 2003. Absent of a signed option agreement, the options were not effectively issued for which the Company accrued a liability of $270,588 for the fair value of the options at March 31, 2004. As provided under this agreement, upon the anniversary of the agreement, April 15, 2004, additional options were to be granted on as many shares that could be purchased on the open market for $150,000.

      During 2004, the Company granted a total of 23,500 options to certain consultants for the purchase of the Company's common stock based on contractual arrangements which were not effectively issued as of March 31, 2004 for which the Company accrued a liability of $80,057.

8.    RELATED PARTY TRANSACTIONS

      Advances from Officer and Accrued Compensation - Pursuant to an employment agreement, during the year ended March 31, 2004, the Company accrued $91,000 in wages for its Chief Executive Officer. As of March 31, 2004, total accrued wages owed to the Company's Chief Executive Officer was $156,000. The Company has not yet paid this amount.

      Pursuant to a consulting agreement, during the year ended March 31, 2004, the Company accrued $75,000 in wages for its Chief Operating Officer and International President. The Company has not yet paid this amount.

      Pursuant to an employment agreement, during the year ended March 31, 2004, the Company accrued $65,000 in wages for its President and Chief Executive Officer of Forward Solutions, Inc., the Company's wholly-owned subsidiary. The Company has not yet paid this amount.

      Pursuant to an employment agreement, during the period from July 1, 2003 to March 31, 2004, the Company accrued $27,500 in wages for its Vice President Finance Operations. The Company has not yet paid this amount.

      Also during the period from January 1, 2004 to March 31, 2004, the Company accrued $8,583 in wages for certain other employees. The Company has paid these amounts.

      During the period from May 16, 2002 (inception) to March 31, 2003, the Company accrued $93,667 in expenses paid for in advance by its Chief Executive Officer. During the period from April 1, 2003 to March 31, 2004, the Company repaid $72,416 of these expenses. As of March 31, 2004, $21,251 remained unpaid. The Company has paid this amount.

      Employment/Consulting Contracts - In May 2002, the Company entered into an employment agreement with its Chief Executive Officer for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $240,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. Pursuant to the agreement the Chief Executive Officer was granted 700,000 shares of the Company's common stock at May 16, 2002, the Company's inception.

      On April 1, 2003, the Company entered into an employment agreement with the President and Chief Executive Officer of its wholly-owned subsidiary for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $175,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. For the period from April 1, 2003 to March 31, 2004, the Company has incurred $175,000 of compensation expense relating to this contract of which $65,000 has been accrued at March 31, 2004. The President and Chief Executive Officer of Forward Solutions, Inc. also received 100,000 shares of common stock as part of the compensation package, and is eligible for a retention bonus at the discretion of the Board of Directors. Compensation expense of $500,000 was recorded in the year ended March 31, 2004 related to these shares.

      On July 15, 2003, the Company entered into a consulting agreement with its Chief Operating Officer and International President for a period of 3 years, subject to certain cancellation provisions including a mutual 90-day notice period. The agreement calls for annual payments of $200,000 paid semi-monthly, and provides for the reimbursement of approved expenses including living expenses while in the United States. The agreement restricts the consultant from engaging in other business activities while under contract with the Company, and provides for other restrictions to protect the intellectual and business property of the Company.

      On January 1, 2004, the Company entered into an employment agreement with its Vice President Finance Operations for a perpetual period terminable upon 30 days notice by either party. The agreement calls for a salary at the rate of $160,000 per annum and is subject to review no less than annually. The agreement calls for an annual target bonus of 25% of the then current base salary, pursuant to a bonus plan to be adopted by the Board of Directors. For the period from April 1, 2003 to March 31, 2004, the Company has incurred $40,000 of compensation expense relating to this contract of which $10,000 has been accrued at March 31, 2004. In addition, the Vice President Finance Operations was paid $61,910 for prior consulting services during the period ending March 31, 2004. Pursuant to the employment agreement, the Vice President Finance Operations also received 125,000 options for the purchase of common stock, which as of March 31, 2004 were subject to approval by the Board of Directors.

      Licensing Agreement - On May 28, 2003, the Company entered into a Business Alliance and Software Licensing Agreement (the "Licensing Agreement") with First Person. The agreement grants the Company an exclusive license for the distribution of the PocketLogin software developed by First Person. This exclusive license is valid for 6 months beginning 30 days after the acceptance of the software by the Company. The agreement also calls for the good faith negotiation of future licenses for the referenced product, and for the development of future products. The Company is also obligated to pay First Person a royalty equal to 10% of gross revenue for each product sold that consists of a hardware and software system, and in any event no less than $5.00 per unit sold. The Company is also obligated to pay 50% of gross revenue for software-only sales. In anticipation of unit sales, the Company agreed to royalty prepayments of $243,000 from May 15, 2003 through October 15, 2003.

      As of March 31, 2004, $90,000 of the prepayment was due. Subsequent to March 31, 2004, the Company acquired the remaining outstanding stock of First Person. and has since assumed this liability. See Note 10.

9.    COMMITMENTS AND CONTINGENCIES

      Sub-lease Agreement - In April 2003, the Company entered into a 20 month sub-lease agreement with a third party for 2,186 square feet of office space located in San Ramon, California. The agreement commenced May 1, 2003 and requires monthly sub-lease payments of $3,607 through December 31, 2004. The payments include the use of existing furniture and equipment located on the premises. The agreement also provided a right of first refusal to sub-lease an additional 1,519 square feet that was optioned to the Company on August 15, 2003. The Company agreed to sub-lease the additional space for an additional monthly payment of $2,506. The termination of this portion of the sub-lease is also December 31, 2004.

      Future minimum sub-lease payments under this operating lease as of March 31, 2004, are as follows:

                  2005                           $ 55,017
                                                 --------
                  Total                          $ 55,017
                                                 ========

      Total rent expense for the year ended March 31, 2004, the period from May 16, 2002 (inception) to March 31, 2003 and the period from May 16, 2002 (inception) to March 31, 2004, was $51,905, $0, and $51,905, respectively.

      Litigation - On September 15, 2003, the Company filed a complaint in the Superior Court of the State of California in and for the County of Los Angeles, South West District (the "Superior Court") captioned PowerHouse Technologies Group, Inc. v. Proctor, et. al., (case no: YC047491) (the "Proctor Litigation"). Named as defendants therein are Joseph Ford Proctor, the Chief Executive Officer of MayFair Capital Group Limited, BrickHouse Capital Venture Limited ("BrickHouse"), Julie Holfinger, and others. The complaint alleges that the defendants, in connection with a capital-raising effort for the Company, diverted a significant amount of funds from the Company. The complaint seeks to recover the diverted funds and to enjoin the transfer, sale or exercise of voting rights with respect to approximately 7 million shares of Company Common Stock claimed by the defendants, which would represent approximately 67% of the total shares of Common Stock currently outstanding (the "Proctor Group Shares"). On November 5, 2003, the Superior Court, without prejudice, declined to continue the temporary restraining order granted to the Company on September 15, 2003. Trial is tentatively set for November 2004.

      The Company and its Board of Directors believes, based upon a review of all relevant information available to the Company and after consulting with the Company's counsel, that the Proctor Group Shares were illegally and invalidly issued and therefore, the Board of Directors of the Company has determined that the Proctor Group Shares are, and are to be deemed to be, not validly issued and outstanding and that the holders of those shares shall not be entitled to exercise any of the voting and other rights and privileges of stockholders of the Company in respect of such shares. The Board of Directors of the Company has taken actions it believes to be necessary and appropriate to implement the foregoing determinations.

      By letters dated November 20, 2003, and December 2, 2003, BrickHouse demanded payment by the Company of $5,000 for monthly consultant services for July 2003 and August 2003 and $622,354.86 for expenses allegedly advanced to, or for the benefit of, the Company. The Company has declined the request for payment and has informed BrickHouse that such amounts that may be owed to or from BrickHouse and its affiliates, or the Company and its affiliates, are the subject of the Proctor Litigation pending in the Superior Court.

      By letters dated May 9, 2003 and June 9, 2003, five persons indicated that in 2001 they purchased approximately 179,450 shares of Common Stock in the Company "through Joseph Proctor and Julie Holfinger". The alleged investors informed the Company that they have not received confirmation of their investments nor any stock certificates despite sending "numerous" communications to Mr. Proctor and Ms. Holfinger. The alleged investors advised the Company that they will pursue criminal and civil actions against the Company. Despite requests made to the alleged investors, the Company has not received any documentation evidencing the investments. Additionally, one person indicated that $25,000 in unpaid salary, 10,000 shares of Common Stock and 25,000 options to purchase shares of Common Stock had not been paid pursuant to an alleged employment agreement. The Company is investigating these matters and intends to formulate a response in light of the results of its investigation and whatever additional documentation may be produced by the parties involved.

      On December 1, 2003, the Company and Forward Solutions, Inc. were served a complaint filed in the Superior Court of the State of California and for the County of Los Angeles, Central District by Draft, Inc., ("Draft"), a Delaware corporation (case no. BC306660), alleging breach of contract and related claims pursuant to an alleged contract to develop and implement a direct marketing program for the Company. The suit claims damages of approximately $445,000 plus an alleged bonus based on product sales. The Company believes the complaint is without merit and intends to defend it vigorously and believes that the loss, if any, resulting from the suit will not have a material impact on the Company's financial position, results of operations, or cash flows in future years.

      On May 21, 2004, the Company filed a Cross-Complaint against Draft and its Chief Executive Officer, Howard Draft, alleging negligent misrepresentation, breach of oral contract and the covenant of good faith and fair dealing, and unjust enrichment. The Cross-Complaint seeks to recover $85,000 that the Company paid to Draft for its services and an additional unspecified amount based on the negligence claim.

      The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management believes, based on discussions with legal counsel, that such litigations and claims will be resolved without material effect on the Company's consolidated financial position.

10.   SUBSEQUENT EVENTS

      Sale of Series A Senior Convertible Preferred Stock - On April 7, 2004, the Company entered into an agreement with Middlebury Capital, LLC for the sale of up to $15 million of the Company's Series A Senior Units. The offering is conditioned upon selling a minimum of $8 million of Series A Senior Units. The Series A Senior Units are composed of four (4) shares of Series A Senior Convertible Preferred Stock and one (1) Warrant. The offering price is $3.06 per unit. The shares accrue a dividend at a rate of 8% per annum which is payable on a semi-annual basis. In addition to certain benefits over common shares, the Series A Senior Convertible Preferred Stock also has a liquidation preference in the event the Company is unsuccessful in the Proctor Litigation and shares of common stock are awarded to any defendant of the Proctor Group. See Note 9. In June 2004, the Company and Middlebury Capital, LLC agreed to an initial closing on approximately $8,722,605 under the terms of this agreement. The units contemplated in this offering were still available for sale as of June 30, 2004.

      Additionally, this agreement provided for a Bridge Loan. See Note 4. The terms of the notes were interest only for 12 months payable after 90 days at a rate of 10%. The notes were automatically converted into Series A Senior Units as described above at a rate of $2.29 per share upon the first closing. The Company was successful raising $2,100,000 under the terms of the Bridge Loan. Upon the initial closing, the convertible notes at March 31, 2004 of $1,684,000, together with accrued and unpaid interest were converted into the Senior Units. At the conversion date, the Company will record additional beneficial conversion of approximately $169,000 that will be charged to interest expense as of the date of conversion.

      Merger with First Person Software, Inc. - On June 18, 2004, the Company completed an agreement to acquire approximately 51% of the shares of outstanding common stock of First Person in consideration of cash and shares of Common Stock of the Company, at an aggregate of $2,500,000. The cash consideration is currently being held in escrow by an authorized agent and that will be released only upon the satisfactory review by the Company of First Person's financial statements. A certain number of shares of Common Stock are also being held in escrow by the same agent, which will only be released upon the satisfactory achievement by the Company of certain performance milestones related to the ongoing First Person operations within the applicable periods specified in the Merger Agreement. Immediately prior to the Acquisition, the Company owned approximately 49% of the outstanding shares of First Person stock, which shares were originally purchased by the Company in November 2002. See Note 3.

      Warrants - Subsequent to March 31, 2004, the Company issued 5,000 warrants for consulting services.

      Rescission Offer - Contemporaneous with the Senior A Units Offering, the Company offered to certain of its existing shareholders who originally acquired their shares of Common Stock in connection with a private placement conducted from June 2002 through July 2003 by PowerHouse Studios (and after May 19, 2003, by the Company) the opportunity to rescind the purchase of such shares for either the cash consideration paid for the shares, with interest, or Junior Units, consisting of shares of Series A Junior Convertible Preferred Stock, convertible at $3.06 per share (the "Junior Preferred Stock") and Series A Junior Common Stock Purchase Warrants, exercisable for one (1) share of Common Stock at an exercise purchase price of $3.83 (the "Junior Warrants" and the offerings referred to, the "Rescission Offer" and "New Junior A Units Offering").

      The Junior Preferred Stock has certain preferences over Common Stock, including an anti-dilution provision in the event the Company is unsuccessful in its current litigation with the Proctor Group (see caption "Legal Matters" above). The Junior Warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

      The Rescission Offer was completed on June 4, 2004 and holders of approximately 975,144 shares of Common Stock accepted the Rescission Offer in exchange for Junior Units and holders of approximately 51,500 shares of Common Stock accepted the Rescission Offer for cash consideration. Holders of approximately 56,998 shares of Common Stock retained their ownership of Common Stock as originally purchased.

      The Company entered into an agreement with a professional services firm in which the firm agreed to provide future services to the Company in return for the issuance of 15,000 shares of restricted Common Stock of the Company. The shares were issued June 9, 2004 in full satisfaction for all services rendered to the Company.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Previous Independent Accountant

As reported in the Company's report on Form 8-K filed on November 21, 2003, effective November 19, 2003, the Company dismissed Kenny H. Lee, CPA Group, Inc. ("Lee") as the Company's independent accountant.

Lee had served as the Company's principal independent accountant to audit the Company's financial statements for the fiscal years ended March 31, 2002, and March 31, 2003. Lee's audit reports for fiscal years ended March 31, 2002, and March 31, 2003, contained a qualification regarding the Company's ability to continue as a going concern due to incurred net losses, accumulated deficits, defaults in lines of credit due to recurring losses from operations, and the inability to obtain adequate financing and such audit reports stated these factors raised "substantial doubt" about the Company's ability to continue as a going concern (the "Going Concern Qualifications"). The audited financial statements of the Company for the fiscal years ended March 31, 2002, and March 31, 2003, did not include any adjustments in respect of the Going Concern Qualifications.

Other than the Going Concern Qualifications, the audit reports of Lee on the financial statements of the Company for the fiscal years ended March 31, 2002, and March 31, 2003, and any subsequent interim period, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The dismissal of Lee was approved by the Audit Committee of the Board of Directors of the Company on November 14, 2003.

In connection with the audits of the financial statements of the Company for the fiscal years ended March 31, 2002, and March 31, 2003, and any subsequent interim period, the Company had no disagreement with Lee on any mater of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Lee, would have caused Lee to make reference to the subject matter of the disagreement(s) in connection with Lee's reports.

During the Company's fiscal years ended March 31, 2002, and March 31, 2003, and all subsequent interim periods, Lee did not advise the Company of any of the matters identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

The Company requested that Lee furnish it with a letter addressed to the Securities and Exchange Commission stating whether Lee agreed with the above statements and, if not, stating the respects in which Lee did not agree. A letter from Lee expressing his agreement with the statements contained in the Form 8-K filed on November 14, 2003 is attached hereto as Exhibit 16.1.

      New Independent Accountant

As of November 14, 2003, the Company engaged Hein & Associates LLP ("Hein") as its new independent accountants. The engagement of Hein was approved by the Audit Committee of the Board of Directors of the Company on November 14, 2003.

During the fiscal years ended March 31, 2002, and March 31, 2003, and all subsequent interim periods prior to the engagement of Hein, neither the Company nor anyone acting on the Company's behalf consulted Hein regarding either of the following: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statement, and neither a written report nor oral advice was provided by Hein to the Company that Hein concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a "disagreement," as that term is defined in Item 304(a)(l)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B, or a "reportable event," as that term is defined in Item 304(a)(l)(iv) of Regulation S-B.

                                     EXPERTS

The financial statements appearing in this Prospectus and Registration Statement have been audited by Hein & Associates, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

                                  LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Cadwalader, Wickersham & Taft LLP.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's Certificate of Incorporation includes provisions that limit the personal liability of the directors for monetary damages for breach of their fiduciary duty of directors. The Certificate of Incorporation provides that, to the fullest extent provided by the DGCL, the directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The DGCL does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(3) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (4) for any transaction from which a director derived an improper personal benefit.

While these provisions provide the directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of our Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to the officers of the Company who are not directors.

The Company's Bylaws provide that, to the fullest extent permitted by the DGCL, it shall indemnify the directors and officers, and may indemnify its employees and agents. Such indemnification may be made only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Bylaws further provide that the Company may indemnify a director, officer, employee or agent to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving any directors, officers, employees or agents in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee                 $  3,725
Legal fees and expenses                                             $ 30,000
Accounting fees and expenses                                        $ 10,000
Transfer agent and registrar fees and expenses                      $  3,000
Miscellaneous                                                       $  7,000
                                                                    --------
   Total                                                            $ 53,725

                     RECENT SALES OF UNREGISTERED SECURITIES

The following is a description of unregistered securities sold by the Company within the last three years. Those transactions marked with an asterisk (*) were conducted prior to the May 19, 2003 business combination with PowerHouse Studios and prior to the involvement of current management. The Company has been unable to obtain verification of the transactions noted with an asterisk from prior management or the Company's prior professional and other representatives, and, therefore, is relying on the previous disclosure of these transactions in its Form 10-KSB filed for the fiscal year ended March 31, 2003, which was prepared by former management.

*In 2001, the Company sold 285,714 shares of its Common Stock for $0.035 cents per share, raising $10,000. This offering was made pursuant to an exemption afforded by Rule 506 promulgated under the Securities Act.

*In May 2002, the Company issued 3,121,644 restricted shares of Common Stock to a certain party who elected to convert to Common Stock pursuant to the terms of a convertible note issued on October 1, 2001.

*In May 2002, the Company issued 10,902,200 restricted shares of its Common Stock to certain related parties who elected to convert to Common Stock pursuant to the terms of a convertible note issued on October 1, 2001. The convertible note matured on November 3, 2002 bearing an interest rate of 12% per annum and the conversion was agreed to by the holders when the Company could not repay certain promissory notes.

*In June 2002, the Company issued 2,737,500 restricted shares of Common Stock to convert 1,825,000 preferred shares to common shares pursuant to the terms of a Preferred Stock Agreement.

*On July 23 2002, the Board of Directors authorized the issuance of 7,952,060 restricted shares of Common Stock to ChinatrustUSA for settlement of an outstanding bank debt.

*On July 23, 2002, the Company issued 1,000,000 shares of Common Stock under a Registration Statement on S-8 filing under the Securities Act to the Law Offices of Dieterich and Associates for legal services provided to the Company.

*On July 23, 2002, the Board of Directors authorized the issuance of a total of 32,822,853 restricted shares of Common Stock to Agate Technologies, Inc., California for 25,620,775 restricted shares of Common Stock, ei Corp California for 877,180 restricted shares of Common Stock, and CSF Partners, Inc. for 6,324,898 restricted shares of Common Stock. All issuances were made pursuant to an agreement signed with CSF Partners Inc. for the sale of the Company's subsidiaries.

*On August 20, 2002, the Company issued 21,937,890 restricted shares of Common Stock to the Company's officers for deferred compensation owed.

*On September 13, 2002, the Company issued 5,691,260 restricted shares of Common Stock to Gordon Pan in settlement of a stockholder loan. Of this amount, 800,000 restricted shares of Common Stock are currently being held in escrow pursuant to a debt-for-shares agreement, but are considered to be owned by Mr. Pan.

The number of shares set forth in the preceding, asterisk-marked paragraphs, which aggregate of 86,451,121 shares, does not reflect the 1:122 reverse stock split effected by the Company after May 19, 2003, when new management took control of the Company. Following that reverse stock split, the number of such shares was reduced to, and currently remains, approximately 708,615 shares, which represents 18.9 % of the Company's outstanding Common Stock, including shares reserved for issuance upon conversion of currently outstanding convertible preferred stock but not including any shares held by members of the Proctor Group.

*From June 2002 through July 2003, the Company issued 1,248,192 shares of Common Stock to stockholders in connection with the Private Placement Memorandum offered by the Proctor Group (see the discussion under the caption "Legal Proceedings" beginning on page 32). This number of shares reflects the 1:122 reverse stock split. Following a rescission offer made to the holders thereof in June 2004, a total of 56,998 shares of Common Stock remain outstanding. The balance were either retired through cash payments or were exchanged for shares of Junior A Preferred Stock of the Company by the holders thereof. The completion of the rescission offer occurred after March 31, 2004, and the issuance of securities thereunder was not registered under the Securities Act in reliance on the exemption therefrom afforded by Section 4(2) thereof and Regulation D promulgated thereunder (see the discussion under the caption "Management's Discussion and Analysis of Plan of Operation--Events Subsequent to Fiscal Year Ended March 31, 2004" beginning on page 25).

On December 23, 2003, the Company issued 60,000 shares of Common Stock to certain employees, past employees and directors for services rendered to the Company. The shares were valued at $4.45 per share. The shares were acquired for investment only, and not for distribution. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On March 15, 2004, the Company issued 40,000 shares of Common Stock to The Hoffman Agency as payment for customary public relations and promotional services rendered to the Company. The shares were valued at $2.75 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On March 29, 2004, the Company issued 50,000 shares of Common Stock to certain individuals who operate as a group, Red Centre Consulting Limited, performing sales and marketing services in western Europe. The shares were valued at $5.00. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On March 29, 2004, the Company issued 79,800 shares of Common Stock to certain individuals who operate as a group New Health Systems performing product development services. The shares were valued at $3.50 per share. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Common Stock.

On June 4, 2004, the Company issued 1,082,026 shares of Junior A Preferred Stock to certain investors in connection with its Rescission Offering and Junior A Units Offering. The shares were valued at $3.06 per share. The closing market price of the Common Stock on June 3, 2004, the day prior to the transaction was $4.25. The Company relied on Section 4(2) of the Securities Act, and
Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Senior A Preferred Stock.

As of August 13, 2004, the Company issued 3,711,433 shares of Senior A Preferred Stock to certain institutional investors in connection with its Senior A Units Offering. The shares were valued at $3.06 per share. The closing market price of the Common Stock on August 12, 2004, the day prior to the transaction was $3.55. The Company relied on Section 4(2) of the Securities Act, and
Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Senior A Preferred Stock.

On August 13, 2004, the Company issued Common Placement Agent Warrants to purchase 113,900 shares of Common Stock and Preferred Placement Agent Warrants to purchase 264,775 shares of Senior A Preferred Stock. The shares of Common Stock were valued at $2.29 per share and the shares of Senior A Preferred Stock were valued at $3.06 per share. The closing market price of the Common Stock on August 12, 2004, the day prior to the transaction was $3.55. The Company relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of Senior A Preferred Stock.

                                    EXHIBITS

1. Agreement and Plan of Merger, dated as of May 28, 2004, by and among the Company, PowerHouse Acquisition, First Person, Christopher Neumann, David Brett Levine and Karl Jacob, acting solely as stockholder representative, hereby incorporated by reference from the Company's Current Report on Form 8-K filed on July 6, 2004.

3.1 Company's Articles of Incorporation as amended.

3.2 Company's Bylaws, hereby incorporated by reference from the Company's Annual Report on Form 10-KSB filed on July 14, 2004.

4.1 Common Stock Purchase Warrant, dated as of April 23, 2004.

4.2 Common Stock Purchase Warrant, dated as of August 13, 2004.

5.1 Opinion of Cadwalader, Wickersham & Taft LLP.

10.1 Series A Senior Units Purchase Agreement, dated as of April 23, 2004.

10.2 Series A Senior Units Purchase Agreement, dated August 13, 2004, as of April 23, 2004.

16. Letter regarding the change in independent accountant, hereby incorporated by reference from the Company's Current Report on Form 8-K filed on December 10, 2003.

21. List of subsidiaries, hereby incorporated by reference from the Company's Annual Report on Form 10-KSB filed on July 14, 2004.

23.1 Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

                                  UNDERTAKINGS

        The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)  To include any prospectus required by section 10(a)(3) of the Securities
      Act;

 (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

 (iii) To include any additional or changed material information with respect to the plan of distribution.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed its behalf by the undersigned, in the city of San Ramon, state of California, on August 13, 2004.


POWERHOUSE TECHNOLOGIES GROUP, INC.


By:  /s/ Jay Elliot
    -----------------------------------
    Jay Elliot, Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Date: August 13 , 2004     By:      /s/ Jay Elliot
                               -------------------------------------------------
                               Jay Elliot
                               Chairman of the Board and Chief Executive Officer (Principal Executive Officer)


Date: August 13, 2004     By:       /s/ David R. Wells
                               -------------------------------------------------
                               David R. Wells
                               Vice President Finance Operations
                               (Principal Financial and Accounting Officer)


Date: August 13, 2004     By:       /s/ Greg Duffell
                               -------------------------------------------------
                               Greg Duffell
                               Director